SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

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Schnitzer Steel Industries, Inc.

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Schnitzer™

2021 PROXY STATEMENT

NOTICE OF ANNUAL MEETING

December 15, 2021

Dear Shareholder:

On behalf of our Board of Directors, we are pleased to invite you to attend Schnitzer Steel’s 2022 Annual Meeting on Tuesday, January 25, 2022. Whether or not you are able to attend our virtual meeting online, we invite you to read this year’s proxy statement that highlights our key activities and accomplishments in fiscal 2021 and presents matters for which we are seeking your vote.

Our fiscal 2021 results represent our Company’s best operating performance in a decade. Our success is the direct result of our employees living our Core Values of Safety, Sustainability and Integrity, while focusing on the collaboration, innovation, and resilience that define our culture and our Company. We delivered strong financial performance, transitioned to our leaner and more efficient One Schnitzer functionally-based operating model, strengthened our core operations through productivity initiatives, progressed investments in advanced metal recovery technologies, and increased our sales volumes. Our efforts led to strong operating cash flow, which enabled us to reduce our debt to its lowest level since 2005, while continuing to return capital to shareholders and invest in our strategic initiatives to deliver growth.

Fiscal 2021 was the safest year recorded in our Company’s 116-year history. This is the third consecutive year that we achieved a historical best recordable incident rate. It is a testament to our team’s commitment to safety training, hazard awareness, and continuous improvement that 93% of our facilities did not experience a lost time injury. While we still have work to do, our team’s commitment to Safety is evident in these results.

As one of North America’s largest metals recyclers, sustainability is at the core of what we do and how we operate. The material we recover and recycle represents increasingly critical feedstock for industries and infrastructure that need high quality low-carbon metal solutions to fuel the transition to a sustainable future. Our Oregon steel mill is one of very few whose primary energy source comes from hydroelectricity and, combined with the use of recycled metal as its primary raw material, the steel made in our electric arc furnace (EAF) has an exceptionally low carbon impact compared to the industry average. We recently published our eighth Sustainability Report, centered on our sustainability framework of People, Planet, and Profit. It includes a progress update towards meeting or exceeding our multi-year goals and highlights the positive impacts we made this year in our operations, our workplace, and our communities.

Schnitzer was recently recognized as a Great Place to Work-Certified™ company. We believe employee engagement, including initiatives focused on diversity, equity, inclusion, volunteering, and job satisfaction, contributed significantly to our operational performance, achievement of our strategic goals, and the growth and development of our employees. For the seventh consecutive year, we were recognized as one of the World’s Most Ethical Companies by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. Schnitzer is one of only 135 companies worldwide who received this designation in 2021, an acknowledgment of Schnitzer’s ethical standards and responsible business practices. This prestigious distinction recognizes our industry leadership through commitments to safety, operational excellence, continuous improvement, customer service, and sustainability. In addition, we were recognized by S&P Global Platts with an Industry Leadership Award: Scrap & Recycling as part of their 2021 Global Metals Awards, and recognized by Newsweek as one of “America’s Most Responsible Companies” for the third consecutive year.

Fiscal 2021 Performance

In fiscal 2021, our employees continued to embrace our Core Values of Safety, Sustainability and Integrity. These attributes underpinned our ability:

◾    First, to keep our people safe, while continuing to improve safety performance and make fiscal 2021 our Company’s safest on record;

◾   Second, to achieve the best operating performance in a decade, driven by a combination of our ability to leverage strong market conditions and deliver benefits from our multi-year strategic initiatives;

◾    Third, for the first time in our Company’s history, to achieve 100% net carbon-free electricity use, one year ahead of schedule;

◾   Fourth, to increase our ferrous and nonferrous sales volumes through commercial initiatives and the continued diversification of our customer base;

◾    Fifth, to effectively manage working capital and generate $190 million of operating cash flow; and

◾    Sixth, to progress our strategic priorities, while reducing debt to its lowest level since fiscal 2005 and returning capital to our shareholders through our dividend.

Decarbonization trends are driving a structural increase in demand for recycled metals. The strategic investments we have underway leverage the positive long-term trends for our products and services. In fiscal 2021, we ramped up production on two of our new advanced metal recovery systems enabling us to improve the efficiency of our processes by increasing our throughput and extracting more materials from our shredding process, and to produce additional furnace-ready materials that can be marketed globally. During the year, we also made significant progress on our objective to increase our ferrous and nonferrous sales volumes with the acquisition of eight metals recycling facilities from Columbus Recycling in the southeastern United States, a region expected to see a significant increase in EAF steelmaking capacity in the coming years. Moving forward, our track record of delivering operating cash flow through the cycle and our strong balance sheet should provide us with flexibility and financial strength to take advantage of evolving market opportunities, continue our investments in advanced processing technologies and environmental improvement projects, and return capital to our shareholders.

On behalf of the entire Board of Directors and our over 3,500 employees, I want to thank you for your continued support and investment in our Company. Our commitment to strong corporate governance reflects our belief that a solid framework which links operational, financial, and governance goals creates long-term value for all our stakeholders. We value the ongoing dialogue we have with our shareholders, and we encourage you to continue to share your suggestions by writing to our Board of Directors at the address below:

Board of Directors

Schnitzer Steel Industries, Inc.

299 SW Clay Street, Suite 350

Portland, OR 97201

We posted our proxy materials at www.proxydocs.com/SCHN. We believe this allows us to provide our shareholders with the information they need while lowering the costs and reducing the environmental impact of delivering printed copies of our proxy materials. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting the materials included in the notice you received by mail, or as listed on our website.

Sincerely,

Tamara L. Lundgren

Chairman, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders of

Schnitzer Steel Industries, Inc.

Date: Tuesday, January 25, 2022 Time: 8:00 A.M. Pacific Place: Online via audio webcast at www.virtualshareholdermeeting.com/SCHN2022 Record Date: November 29, 2021

AGENDA:

◾  ELECT two directors named herein

◾  APPROVE, by non-binding vote, executive compensation

◾  RATIFY our independent registered public accounting firm for fiscal 2022

◾  CONDUCT any other business that properly comes before the meeting or any adjournment or postponement thereof

Only shareholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof.

Important information if you plan to attend the virtual Annual Meeting:

Due to the public health concerns relating to the coronavirus (COVID-19) pandemic and to support the health and safety of our shareholders and employees, the Annual Meeting will be a virtual meeting as authorized by our Board of Directors, conducted exclusively via live audio webcast at www.virtualshareholdermeeting.com/SCHN2022. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person.

To attend the Annual Meeting at www.virtualshareholdermeeting.com/SCHN2022, you must enter the control number on your proxy card, voting instruction form or Notice Regarding the Availability of Proxy Materials. Whether or not you plan to attend the virtual Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described below. During the meeting, you may ask questions and vote. To vote at the meeting, visit www.virtualshareholdermeeting.com/SCHN2022. For more information about the virtual-only meeting format, please see page 21.

Notice Regarding the Availability of Proxy Materials

This notice of Annual Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on or about December 15, 2021. This notice includes instructions on how to access these materials (including our proxy statement and 2021 annual report to shareholders) online.

Please vote your shares

We encourage shareholders to vote promptly, as this will save the expense of additional proxy solicitation. Voting can be completed in one of four ways:

Mail Return the proxy card by mail	Telephone 1-800-690-6903

Internet www.proxyvote.com	By voting online at the virtual meeting www.virtualshareholdermeeting.com/SCHN2022

Even if you plan to attend the virtual Annual Meeting, we encourage you to vote by Internet, telephone, or mail in advance of the meeting so your vote will be counted if you later decide not to or cannot attend the virtual Annual Meeting.

By Order of the Board of Directors

Peter B. Saba

Secretary

SCHNITZER STEEL INDUSTRIES, INC.

299 SW Clay Street, Suite 350

Portland, Oregon 97201

December 15, 2021

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	1

Contents

PROXY MATERIALS

Page

3	Proxy Summary

17	Proxy Statement

17	Questions and Answers about these Proxy Materials and Voting

21	Virtual Meeting Information

22	Voting Securities and Principal Shareholders

24	Proposal 1 – Election of Directors

68	Proposal 2 – Advisory Resolution on Executive Compensation

69	Proposal 3 – Ratification of Selection of Independent Registered Public Accounting Firm

COMPENSATION DISCUSSION AND ANALYSIS

Page

39	Overview

39	Shareholder Outreach

40	Linkage to Company Performance

41	Summary of Executive Compensation Program

43	Executive Compensation Process

46	Structure of Compensation Program

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	2

Proxy Summary

In this section, we present an overview of the information that you will find in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting. For more complete information regarding our fiscal 2021 operating performance, please also review our Annual Report on Form 10-K.

Proposal		Board Recommendation	Reasons for Recommendation	Page Reference
Election of Directors	☑	FOR each nominee	The Board and Nominating and Corporate Governance Committee believe the two director candidates possess the skills, experience, and diversity to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.	24
Advisory Vote on Executive Compensation	☑	FOR	Our executive compensation programs demonstrate the continuing evolution of our pay-for-performance philosophy, and reflect the input of shareholders from our extensive outreach efforts.	68
Ratification of Selection of Independent Registered Public Accounting Firm	☑	FOR	Based on the Audit Committee’s assessment of PricewaterhouseCoopers’ qualifications and performance, the Board believes the retention of PricewaterhouseCoopers for fiscal year 2022 is in the best interests of the Company.	69

Our Purpose

At Schnitzer, we operate at the intersection of metals recovery, reuse, recycling, and manufacturing.

Galvanized by a commitment to take actions that sustain future generations, our people work responsibly to provide products and services that our customers and communities trust - as we have since 1906.

What We Do:

✓

Acquire, process, and recycle millions of tons of ferrous and nonferrous metal from end-of-life vehicles, rail cars, home appliances, industrial machinery, manufacturing activities, and construction and demolition projects at our 102 recycling facilities located in the U.S., Canada, and Puerto Rico.

✓	Sell our processed recycled metals to steel mills, smelters, and other metal manufacturers globally.

✓

Manufacture finished steel products, such as reinforcing bar, merchant bar, and wire rod, at our electric arc furnace steel mill using recycled scrap metal primarily sourced from our own metals recycling operations.

✓

Sell millions of serviceable used parts from end-of-life vehicles at our 50 retail self-service auto parts stores, providing affordable parts to customers while saving resources that would otherwise be consumed in producing new parts.

Building Long-Term Value Through Serving Stakeholders

By adhering to our core values of Safety, Sustainability, and Integrity, we are able to build long-term value for all our stakeholders. As one of North America’s largest metals recyclers, sustainability is at the core of what we do and how we operate. Advancing safe, ethical, and sustainable business practices throughout our operations have been, and will continue to be, foundational elements of our success.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	3

Proxy Summary

Our Sustainability Strategic Framework: People, Planet and Profit

Sustainability is at the core of what we do. By recycling ferrous and nonferrous metals, we are diverting and reusing millions of tons of materials each year that might otherwise be destined for landfills. At our metals recycling facilities, the ferrous and non-ferrous metal we process reduces the need for intensive mining of virgin material for use in manufacturing. Our auto recycling facilities, which operate under the Pick-n-Pull brand, optimize the value and reduce the environmental impact of end-of-life vehicles by selling affordable, used auto parts to consumers and then recycling the cars once the valuable and reusable parts are sold. At our steel mill, which operates under the brand, Cascade Steel Rolling Mills (“Cascade”), we use recycled ferrous metal to produce new steel products that are used primarily in infrastructure projects and nonresidential construction.

Sustainability is at the core of how we operate. For the first time in our Company’s history, 100% of our electricity is net carbon-free across all our facilities. With our state-of-the-art water recycling system at Cascade, we recycle over 90% of the water used in our steel manufacturing activities. In our metals recycling facilities, we are investing in sustainable advanced metal recovery technology systems to increase metal extraction yields and decrease landfill waste. We are also investing in emission control technologies and enclosures to reduce our greenhouse gas and particulate matter emissions from these operations.

PEOPLE: We are committed to providing a healthy and safe work environment. Fiscal 2021 was the safest year recorded in our Company’s 116-year history. We are equally committed to fostering an environment that attracts a diverse workforce and promotes a culture of inclusiveness. This environment can only exist if we are a place where characteristics such as race, gender, religion, and sexual orientation do not define talent and where our organization is distinguished by its diversity in all demographics and at all levels. Founded over one hundred years ago, we are a company built on a culture and by a workforce that has always been broad-based, and we understand that excellence defined by innovation, employee engagement, and productivity are not sustainable without a culture based on respect, fairness, and equal opportunity. Based on responses to a Company-wide anonymous employee engagement survey, this year we were recognized as a Great Place to Work-Certified™ company. We are also committed to positively impacting our communities through community engagement and support a paid Volunteer Time Off program for employees to pursue volunteer activities in the communities in which we operate.

PLANET: We are committed to environmental stewardship in the pursuit of minimizing the impact of our operations on the environment. We are continuously investing in state-of-the-art water and air emissions controls and, in operating our facilities, we seek to efficiently use energy and materials, reduce the use of non-renewable natural resources, and minimize waste. Reflecting our performance in these areas, CDP (Carbon Disclosure Project) has recognized us in corporate sustainability with a place on its “A List” for tackling water security, MSCI has awarded us an “AA” ESG rating, and we were named by S&P Global as a 2021 Sustainability Yearbook Member and recognized as an Industry Mover based on our strong Environmental, Social, and Governance (“ESG”) performance.

PROFIT: Sustainability is also about ensuring the long-term profitability of our Company so we can continue to make a positive impact on our people and our planet for many years to come. We are committed to embedding sustainability-based initiatives into our business to improve productivity, increase metal extraction yields, and provide the range of products and services that our customers value. Our fiscal 2021 results represent our Company’s best operating performance in a decade.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	4

Proxy Summary

Our sustainability goals directly align with the issues that matter most to our stakeholders, as defined through the results of our fiscal 2021 materiality assessment. First established in fiscal 2019, these goals are embedded in our long-term business strategy. In fiscal 2021, we achieved industry-leading milestones and have set new goals that will continue to positively impact our employees, the customers we serve, and the communities in which we operate.

  PEOPLE

SAFETY

Goal • Achieve a 1.00 total case incident rate (TCIR) by end of fiscal 2025.	Fiscal 2021 Highlight • Total Case Incident Rate of 1.71, a 10% improvement over the prior year, making fiscal 2021 the safest year in our Company’s 116-year history.

VOLUNTEERISM AND COMMUNITY ENGAGEMENT

Goal • Donate at least 10,000 hours of paid volunteer time off (VTO) by end of fiscal 2025.	Fiscal 2021 Highlight • Our employees logged and donated 913 volunteer hours in fiscal 2021. (1,011 hours cumulative since January 2020 when VTO benefits became active).

WELLNESS

Goal

•  Achieve a 25% employee participation rate in our physical and mental wellness programs by the end of fiscal 2025

•  Achieve a 70% employee participation rate in our retirement benefits program by end of fiscal 2028 to promote the financial wellness of our workforce.

Fiscal 2021 Highlight

•  Launched a new digital wellness initiative to better support work-life balance.

•  Achieved 45% employee participation in our retirement benefits program, a 29% improvement over our fiscal 2019 base year.

   PLANET

OPERATIONS, PRODUCTS & SERVICES

Goal • Maintain 100% net carbon-free electricity use every year. • Achieve net zero GHG emissions for all operations by end of fiscal 2050.

Fiscal 2021 Highlight

•  Achieved 100% net carbon-free electricity use for the first time in our Company’s history.

•  Achieved a 19% reduction in Scope 1 and 2 GHG emissions over our fiscal 2019 base year.

ENVIRONMENTAL MANAGEMENT SYSTEM

Goal • Deploy an enterprise-wide ISO 14001 certified Environmental Management System (EMS) by fiscal 2022. • Incorporated 100% of Company facilities within our ISO 14001 certified EMS by fiscal 2025.	Fiscal 2021 Highlight • Implemented an EMS in advance of ISO 14001:2015 certification.

  PROFIT

Goal • Achieve a profitability improvement target of $15/ton over our fiscal 2019 base year, using sustainability-based initiatives by fiscal 2023.

Fiscal 2021 Highlight

•  Best financial performance in a decade driven by positive market conditions resulting from strong global demand for recycled metals supported by long-term decarbonization trends, progress on our multi-year strategic volume growth goals, and higher productivity.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	5

Proxy Summary

Steel is the world’s most recycled product. As compared to using newly extracted ore in steel manufacturing, the use of recycled metal in the steel manufacturing process:

•	Saves 74% in energy input;

•	Reduces water use by approximately 40%;

•	Reduces virgin material use by 90%; and

•	Minimizes mining waste generation by 97%.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	6

Proxy Summary

Health & Safety

Our approach to safety is proactive and focuses on active leadership, risk and hazard identification, training, frequent checks of high-risk processes, and other monitoring activities. Creating a positive health and safety culture takes time and visible leadership that demonstrate care and concern for the health and safety of our employees.

We regularly track and evaluate numerous leading indicators, which are proactive, preventive, and predictive measures that provide information about the effective performance of our health and safety systems and processes, and which allow us to take action to address failures or hazards before they turn into an incident. Leading indicators that we use in connection with our health and safety programs include, among others, employee training and attendance, workplace inspections, corrective action closure rates, hazard response time analysis, and frequency and quality of layered safety observations conducted at all levels of the organization.

We work continuously to improve all aspects of our health and safety performance. Our safety strategy emphasizes prevention of serious injuries and fatalities and empowers employees to cultivate personal safety leadership. With zero injuries as our ultimate aspiration, we are working toward a near-term goal of a Total Case Incident Rate (TCIR) of 1.00 by the end of fiscal 2025 (one recordable injury per 200,000 working hours). We recorded the lowest TCIR in our history in fiscal 2021. We attribute our continued improved performance to the work we have done over the past several years to engage leaders and front-line employees in proactively preventing workplace injuries and illnesses through training, education, and monitoring programs, in identifying and addressing the root causes of health and safety incidents, and in optimizing overall health and safety performance.

COVID-19. At our facilities, we have instituted a range of safety practices and COVID-19 prevention controls, such as temperature screening, symptom checks, wearing face coverings, hygiene and sanitation procedures, social and physical distancing, installation of touchless equipment, and other physical contact reduction processes to ensure the safety of our people, our customers, our suppliers, and all who visit our sites. We have also supported work-from-home when feasible. To monitor the effectiveness of these controls, our Health and Safety team created a protocol for auditing facilities on their performance against our COVID-19 controls. The results of these audits are reported to senior leadership and used to make any necessary performance improvements. Regular and transparent employee communications also have been critical to our response, including weekly messages of support to help keep safe behaviors top of mind. Throughout the COVID-19 health crisis, employees who tested positive continued to receive compensation at their regular rate of pay while also retaining health and welfare benefits during their recovery and until returning to their work schedule.

Social Responsibility

Diversity, equity, and inclusion (DE&I) are strategic business imperatives that enable our Company and our employees to reach their full potential. Successful implementation of our DE&I strategy is integral to all aspects of our business, including engagement with our customers, our suppliers, and the communities in which we operate. We have recently expanded our suite of health and wellness benefits, including Paid Time Off for COVID-19 vaccinations, boosters, and illness, Heritage Day, Volunteer Time Off, and additional benefits and support services focused on physical, mental and financial well-being.

Launch of Schnitzer Academy. In 2021, we launched a three-year partnership with educational institutions in Oakland and Sacramento, California. The partnership program, known as Schnitzer Academy, offers educational resources and hands-on training for students interested in the metal recycling industry, and is designed to provide future job opportunities at our recycling facilities and Pick-n-Pull retail stores. Our employees visit classrooms to share real world experience and expertise on topics including metal work, industrial hydraulics, and vehicle dismantling and welding. In the coming years, we plan to expand Schnitzer Academy in other parts of the country, engaging students interested in a career in the metals recycling industry and developing the talent necessary to advance the use of sustainable metal processing technologies for infrastructure and related products.

Leadership Training. Last year, we partnered with a global leadership training organization to develop and roll out across our Company a leadership training program. In fiscal 2021, 550 leaders at our Company took part in the 14-hour training.

Employee Resource Groups. Our Employee Resource Groups (ERGs) are voluntary, employee-led groups that promote a diverse and inclusive workplace aligned with our Company’s purpose, values, and business practices. ERGs are open to all employees and aim to build a sense of belonging and deepen the understanding of our shared purpose. Each ERG maintains an executive sponsor and steering committee to support group administration. Members have the option to fill other leadership and administrative positions, and all employees are welcome to participate in ERG activities, regardless of membership status. In fiscal 2021, we expanded the number of our ERGs from four to six. Approximately 10% of our employees are actively enrolled in at least one of our ERGs, and we have had approximately 1,000 employees participate in various ERG-sponsored events to date.

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Proxy Summary

Wellness Strategy. We are committed to supporting the health and well-being of our employees. Our Wellness strategy is built on three pillars: mental, physical, and financial wellness. To support mental and physical wellness, we are expanding the benefit offerings of our Employee Assistance Program (EAP) to include webinars and podcasts on mental health, virtual health check-ins, tips for healthy remote work, and flexible work schedules. We are also hosting “Wellness Challenge Events” to educate our employees on balanced nutrition and healthy eating, improved sleeping, stress relief tactics, and relaxation activities. Our financial wellness program has emphasized increasing employee awareness and understanding of our retirement and savings plans. Through our 401(k) and Company matching program, we are providing benefits to our employees upon retirement. In 2022, we are expanding our voluntary benefits to offer employees identity theft protection and accident and critical illness coverage.

Corporate Governance Highlights

At Schnitzer, corporate governance provides a strong foundation upon which our Company operates. Our governance policies and structures are designed to promote thoughtful consideration of our business actions and appropriate risk-taking, with the goal of producing successful operating and financial results for you – our owners.

In fiscal 2021:

✓	Seven of Eight Directors Independent

✓	Board Diversity: 4 women = 50% of Board

✓	Lead Independent Director

✓	All Standing Board Committees Composed Entirely of Independent Directors

✓	All members of the Audit Committee are Financial Experts

✓	Regular Executive Sessions of Independent Directors

✓	Robust Stock Ownership Requirements for Directors and Officers

✓	Active Shareholder Outreach with Regular Board Updates

✓	Board Participation in Shareholder Engagement

✓	Shareholder Ratification of Selection of External Audit Firm

✓	Board Refreshment: 50% of Board < 8 Years

✓	Director Term Limit and Overboarding Policies

✓	Strong Oversight of Culture, Human Capital Management, and Leadership Development Programs and Strategies

✓	Awarded World’s Most Ethical Company Designation for the Seventh Consecutive Year in Fiscal 2021 by the Ethisphere Institute

✓	Code of Conduct for Directors, Officers, and Employees

✓	Strong Oversight of DE&I, Sustainability and Public Policy Issues Impacting our Business

✓	Annual Board and Committee Self-Evaluations

✓	Anti-Hedging and Anti-Pledging Policies and Prohibition on Derivative Transactions applicable to Company stock

     Over the past two years, we undertook the following governance actions:

✓	Added a new independent director with broad executive management and board governance experience across relevant industries

✓	Revised our Corporate Governance Guidelines to reflect the Board’s oversight responsibilities related to Environmental, Social, and Governance (ESG) and sustainability matters

✓

Continued to enhance our Sustainability Report to provide long-term goals, as well as additional information on our progress in reducing carbon emissions, energy consumption, water usage, and process waste generation, and our commitment to ethics and compliance, safety, diversity, equity and inclusion, and community engagement and partnerships

✓	Created a Diversity, Equity and Inclusion Steering Committee consisting of key leaders and employees at different levels across the organization, with goals, milestones, and personal accountability

✓

CEO signed CEO Action for Diversity & Inclusion™, along with more than 700 CEOs of the world’s leading companies, committing the Company to, among other things, fostering effective conversations about diversity, implementing unconscious bias education, sharing a strategic diversity plan with our Board, and sharing best practices with other companies

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	8

Proxy Summary

Executive Compensation Program Highlights

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value. We design our program to pay for performance and to align management’s interests with our shareholders’ interests. Highlights include:

✓	Emphasis on performance-based compensation: over 80% of the CEO’s target compensation and 70% of other named executive officers’ (“NEOs”) target compensation are “at-risk”

✓	Caps on incentive compensation

✓

The use of a variety of distinct performance metrics (earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share (“EPS”), operating cash flow, strategic objectives, and environmental, health and safety (“EH&S”) performance) in the annual incentive compensation plans for the CEO and other NEOs which are intended to drive long-term shareholder value

✓	Performance share awards, which represent 50% of the Company’s long-term incentive grant, focused on total shareholder return (“TSR”) relative to peers and return on capital employed (“ROCE”)

✓

Restricted Stock Units (“RSUs”), which represent 50% of the Company’s long-term incentive grant, vest ratably over five years and, beginning with grants in fiscal 2020, include a two-year service requirement and continued vesting feature for retirement-eligible employees

✓	Minimum stock ownership requirements for the CEO and other NEOs, which reinforce our focus on shareholder alignment

✓	Double-trigger for cash severance payments and benefits in change-in-control agreements

✓	No excise tax gross-up provisions in any new or modified change-in-control agreements

✓	Annual review of executive compensation design, market competitiveness, and best practices

✓	Retention of an independent compensation consultant to provide guidance and support to the Compensation Committee

✓	Clawback policy to recapture incentive compensation in the event of certain acts of fraud or misconduct that result in the material restatement of the Company’s financial results

The following chart provides an overview of the Compensation Committee’s process in setting performance goals.

Setting Performance Goals

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Proxy Summary

Shareholder Outreach

In fiscal 2021, we continued a process that began several years ago when we instituted our formal shareholder engagement plan. This plan is designed to engage our shareholders in an open and transparent manner and to solicit our shareholders’ input on corporate governance, board composition, executive compensation, corporate social responsibility, and any other matters which may be raised by our shareholders. This engagement is conducted through a number of different forms, including in-person and virtual meetings, quarterly investment calls, and other investor conferences and presentations. We conduct this outreach prior to the establishment of our compensation plans for the upcoming year and after we are able to evaluate the voting results from our annual meeting and developments in corporate governance, compensation, and ESG best practices.

Our engagement team includes the Chairman of the Board, Lead Director, and the Chair of the Compensation Committee. As part of our engagement, we reach out annually to shareholders holding at least a majority of our total outstanding shares. We also engage with proxy advisory firms that advise many of our shareholders. As part of our annual outreach efforts this year, we proactively reached out to investors holding approximately two-thirds of our outstanding shares, engaging with investors representing approximately 30% of our outstanding shares in response. The results of our shareholder engagement activities are shared with our Nominating and Corporate Governance Committee, our Compensation Committee, and the full Board of Directors.

Our shareholder engagement efforts in recent years have influenced changes we have made to our compensation programs, including updating our compensation and performance peer groups; incorporating an EBITDA metric and increased overall weighting towards financial performance metrics; restructuring our annual incentive plan safety metric to encompass environmental, health and safety (EH&S) performance; capping non-income statement metrics in our annual incentive plans if adjusted earnings per share fall below threshold or are negative; and enhancing the disclosure of our long-term incentive performance metrics and providing additional disclosure on target setting.

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Proxy Summary

Fiscal 2021 Business Performance & Accomplishments

In fiscal 2021, we delivered our best operating performance in a decade, underpinned by a combination of strong global market conditions for recycled metals, productivity benefits from our multi-year strategic initiatives, including the transition to our “One Schnitzer” operating platform, and decarbonization trends, including the increased demand for recycled metals. Despite challenges from the COVID-19 pandemic, logistics constraints, and labor shortages, we continued to broaden our supply flows and diversify our sales base, leading to year-over-year growth in both our ferrous and nonferrous sales volumes.

Our results were impacted by a fire in May 2021 at our Cascade steel mill. There were no injuries to personnel, and property loss and damage were limited to the mill’s melt shop. Following substantial completion of the replacement and repair of property and equipment lost or damaged due to the fire, we began ramping up production at the steel mill in mid-August, several months ahead of schedule. As a result of the production outage, finished steel sales volumes decreased year over year.

Our profitability and strong working capital management enabled us to generate operating cash flow of $190 million in fiscal 2021. We reduced our debt to its lowest level since fiscal 2005, while continuing to invest in key strategic initiatives to deliver growth and return capital to our shareholders through quarterly dividend payments. We have paid a dividend every quarter since becoming a public company in 1993.

We continued to progress the implementation of our advanced metal recovery technology systems, including the ramp-up of production at new systems we installed in California and Georgia. The new technologies encompass advanced copper separation, advanced aluminum separation, and primary nonferrous recovery. In fiscal 2021, we commissioned five new systems. We expect to complete the commissioning of the remaining eight systems in fiscal 2022. Our objective of extracting more nonferrous metals from our shredding activities is a significant value-added process and is directly aligned with global decarbonization, environmental impact, and demand trends.

Additionally, we made significant progress on our objective to increase sales volumes with the acquisition of eight metals recycling facilities in the southeastern U.S., a region expected to see a significant increase in electric arc furnace steelmaking capacity in the coming years. The transaction closed in early fiscal 2022.

Finally, our strong operating performance has translated into strong financial and stock price performance for the period ending fiscal 2021, helping us to continue delivering pay commensurate with performance.

(1)  3-year average represents pre-COVID years of FY17, FY18, and FY19

(2)  Adjusted EPS and adjusted EBITDA are non-GAAP financial measures. ROCE includes in its calculation adjusted net income which is also a non-GAAP financial measure. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation to the most directly comparable GAAP financial measures is provided in Appendix A to this Proxy Statement.

(3)  ROCE is equal to adjusted net income from continuing operations attributable to the Company, excluding interest expense (net of tax), divided by average capital (average of the last day of the fiscal year and the four preceding fiscal quarters of the Company’s consolidated total assets less consolidated total liabilities other than debt and capital lease obligations).

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Proxy Summary

Stock Price Performance

The following graph compares cumulative total shareholder return on our Class A common stock for the five-year period from September 1, 2016 through August 31, 2021, with the cumulative total return for the same period of (i) the S&P 500 Steel Index, (ii) the S&P 600 Metals & Mining Index, and (iii) our compensation peer group as set forth on page 46. These comparisons assume an investment of $100 at the commencement of the three-year period and that all dividends are reinvested. The stock performance outlined in the performance graph below is not necessarily indicative of our future performance, and we do not endorse any predictions as to future stock performance.

Our fiscal 2021 accomplishments included:

Our current directors and executive officers, as a group, own approximately 1,700,000, or approximately 6%, of our outstanding shares, and their interests are closely aligned with the interests of the other shareholders and the operating and financial performance of the Company.

Fiscal 2021 Sustainability Report

We recently issued our eighth annual Sustainability Report, which details our environmental, social, and governance achievements in fiscal 2021. The Company’s Sustainability Report continues to cross-reference against the Global Reporting Initiative Index and the Sustainability Accounting Standards Board. Our Sustainability Report, titled “Essential Recycling, Sustainable Products, Successful Communities,” highlights our shared commitment to People, Planet, and Profit through the Company’s investments in employee wellness, technology innovations, and partnerships with the communities in which we operate. In fiscal 2021, we focused on the following three areas:

1.

Measuring Our Impact: We transform used metals into feedstock for new materials, and our products and services provide critical environmental benefits to metal-intensive industries. In many ways, our impact is measured by resources we conserve, emissions we avoid, and valuable materials we recover.

2.

Designing Our Sustainable Future: We know that the decisions and investments we make in our operations today allow us to improve sustainability performance tomorrow. We continuously explore and pursue practices, strategies, and technologies that enhance our ability to responsibly manage our environmental impact and deliver value across our supply chain.

3.

Powering Our People & Cultivating Strong Communities: At Schnitzer, we put people first. We know that building a sustainable tomorrow requires collaboration and communication among our employees and the communities we serve. We align our environmental, social, and economic impacts with the needs of those around us, creating a diverse, inclusive, and productive workplace and investing through direct charitable giving and volunteerism to support the communities in which we operate.

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Proxy Summary

Highlights from the FY2021 Sustainability Report include:

Integrity, Ethics, and Compliance: We maintain a robust and effective independent corporate compliance program led by our Chief Ethics & Compliance Officer who reports jointly to our CEO and to the Audit Committee of the Board of Directors. Our focus is on promoting our Code of Conduct, communicating and educating our employees on the importance of making ethical decisions, and fostering an environment where employees feel free to report concerns. In fiscal 2021, 100% of our union and non-union employees participated in our Code of Conduct training. And, for the seventh consecutive year, Schnitzer was named a World’s Most Ethical Company by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices.

Occupational Health and Safety: The safety, health, and wellness of our employees are top priorities at Schnitzer, and our safety culture is an essential component of sustained success. Fiscal 2021 was the safest year recorded in our Company’s history. Our annual total recordable injury rate was 39% better than base year fiscal 2019, and we have made excellent progress on identifying and addressing potential hazards before they become injuries. During fiscal 2021, over 70% of our facilities were recordable injury-free and over 90% of our facilities experienced zero lost time due to injuries. We are determined to continually improve our safety performance across all our facilities as we relentlessly pursue our Safety goal of 1.00 total recordable injury rate by the end of fiscal 2025.

Diversity, Inclusion, and Cultural Awareness: With over 3,300 employees, we take pride in our diverse and inclusive workforce. Maintaining a diverse and inclusive workforce brings many benefits, including accelerating innovation, productivity, profitability, and employee engagement. This environment can only exist if we are a place where characteristics such as race, gender, religion, and sexual orientation do not define talent and where our organization is distinguished by its diversity in all demographics and at all levels. Fundamental to this success is the creation of Employee Resource Groups (ERGs), voluntary employee-led organizations, that promote a diverse and inclusive workplace. In fiscal 2021, our employees led six different ERGs, each with an executive sponsor and representative leadership throughout all levels of our Company. Based on responses to a Company-wide anonymous employee engagement survey, this year we were recognized as a Great Place to Work-Certified™ company. We are especially proud of Schnitzer’s representation of women on our Board of Directors and at the executive level. Fifty percent of our Board directors in fiscal 2021 were women which significantly outpaces the Russell 3000 average of 26%. Our director candidate search process ensures that women and minorities are included in the initial pool of candidates when we select new director nominees (aka “the Rooney Rule”). Additionally, we seek a diverse slate of candidates when undertaking searches for all Company leadership positions.

Community Engagement and Partnerships: At Schnitzer, we are dedicated to positively impacting the over 100 communities in which we operate, and we have a long legacy of volunteerism, partnership, and charitable giving. Our employees lead our local community engagement efforts through direct involvement in community initiatives and memberships in community organizations, as well as participation in philanthropic activities. We have a long-term sustainability goal to donate at least 10,000 hours of paid Volunteer Time Off by 2025. Examples of our community engagement and partnerships include the following:

•   Since 2010, our Pick-n-Pull National Food Bank Initiative has donated over $3 million worth of food to communities throughout the United States, equivalent to more than 9.2 million meals.

•   We partnered with the Oregon Department of Transportation’s Debris Management Task Force and the Federal Emergency Management Agency, providing recycling services for the safe recovery and removal of debris burned during the wildfires that devastated the Pacific Northwest in fiscal 2021.

•   Since 2008, we have partnered with the Fishing for Energy organization, collecting more than 4.5 million pounds of derelict fishing gear for recycling and energy conversion.

•   In fiscal 2021, we supported local Boys & Girls Clubs of America chapters in several U.S. states, Puerto Rico, and Canada, providing charitable contributions, donating supplies including COVID-19 protection necessities, supporting summer camps and academic assistance programs, funding recreation and arts activities and organizing and participating in fundraising events.

Environmental Performance and Reporting: In fiscal 2021, for the first time in our Company’s history, we achieved 100% net carbon-free electricity use, one year ahead of schedule. We are committed to maintaining 100% net carbon-free electricity use in the years ahead.

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Proxy Summary

We are also seeking to achieve net zero GHG emissions for all our operations by the end of fiscal 2050. We have an interim target to reduce scope 1 and scope 2 GHG emissions from recycling operations by 25% by the end of fiscal 2025. In fiscal 2021, on a Company-wide basis, we achieved the following:

100% net carbon-free electricity use in FY21	7% reduction in absolute energy use since FY19 base year	19% reduction in scope 1+2 GHG emissions since FY19 base year	Over 88% of water reused

For more information about our sustainability and ESG efforts, please visit our sustainability microsite at https://sustainability.schnitzersteel.com/.

Awards and Recognitions

We have been recognized by several organizations for our efforts to externally report on our ESG strategy and performance to increase transparency with our employees, communities, investors, and other stakeholders.

PEOPLE

For the seventh consecutive year, we were recognized as one of the World’s Most Ethical Companies by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. Schnitzer is one of only 135 companies worldwide who received this designation in 2021, an acknowledgment of Schnitzer’s ethical standards and responsible business practices.

Schnitzer was recently recognized as a Great Place to Work-CertifiedTM company. We believe employee engagement, including initiatives focused on diversity, equity, inclusion, volunteering, and job satisfaction, contributed significantly to our operational performance, achievement of our strategic goals, and the growth and development of our employees.

PLANET

We were recently named a winner of the 2021 S&P Global Platts Scrap and Recycling Industry Leadership Award. Companies from six countries, spanning three continents, were considered for awards across the mining and metals industries.

Schnitzer was named by S&P Global as a 2021 Sustainability Yearbook Member and recognized as an Industry Mover. The S&P Sustainability Yearbook ranks sustainability leaders based on strong ESG performance in S&P’s annual Corporate Sustainability Assessment. Recognition as an Industry Mover is reserved for one company in each ranked industry demonstrating the strongest year-over-year score improvement.

Newsweek recognized Schnitzer on their list of America’s Most Responsible Companies for 2021, the second consecutive year we have received this recognition. This recognition is presented by Newsweek and Statista, Inc., the world-leading statistics portal and industry ranking provider.

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Proxy Summary

Since 2017, Schnitzer has been a respondent to CDP’s questionnaires. CDP is a non-profit organization that operates the global disclosure system for investors, companies, cities, states, and regions to manage their environmental impacts. In 2021, we received CDP scores of A- (Climate), and A (Water Security).

Additionally, Schnitzer received an MSCI ESG Rating of AA and earned an ISS Corporate rating of “ESG Prime,” with a “Very Transparent” recognition.

Fiscal 2021 Compensation Summary

Our fiscal 2021 compensation program links pay to performance. Our fiscal 2021 results represent the best operating performance in a decade, including the highest EPS since fiscal 2008. We strengthened our core operations through productivity initiatives, increased our ferrous and nonferrous sales volumes, and progressed our strategic investments in advanced metal recovery technologies. Our profitability led to strong operating cash flow, which enabled us to reduce our debt to the lowest level since 2005, while continuing to return capital to shareholders and invest in our strategic initiatives to deliver growth. Fiscal 2021 was also the safest year recorded in our Company’s 116-year history.

As a result of our performance, the overall Annual Performance Bonus Program (“APBP”) performance multiple for the CEO was 2.79x and the overall Annual Incentive Compensation Plan (“AICP”) performance multiple for the other NEOs was 1.88x.

Fiscal 2021 Executive Compensation Program At-A-Glance

	Program	Purpose	Relevant Performance Metrics

Annual	Base Salary	To provide a competitive foundation and fixed rate of pay for the position and associated level of responsibility	Not Applicable

	Annual Incentive	To incentivize achievement of operating, financial, and management goals	EPS EBITDA Environmental, Health & Safety (EH&S) Operating Cash Flow Strategic Objectives

Long-Term	Restricted Stock Units	To incentivize long-term shareholder value creation	Absolute share price appreciation
	Performance Share Awards	To incentivize achievement of specific long-term strategic financial goals and long-term shareholder value creation	Relative Total Shareholder Return (TSR) Return on Capital Employed (ROCE)

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Proxy Summary

Linking Pay to Performance

To promote a performance-based culture that aligns the interests of management and shareholders, our executive compensation program focuses extensively on performance-based and equity-based compensation. As illustrated in the charts below, the substantial majority of our NEOs’ target compensation in fiscal 2021 was in the form of “at-risk” compensation (short-term and long-term). Fixed Pay consists of annual base salary, and At-Risk Pay consists of performance-based cash incentives, time-based equity awards, and performance-based equity awards.

Target Pay Mix

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Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting (the “Annual Meeting”). We are mailing a printed copy of this proxy statement and a proxy card to certain of our shareholders of record entitled to vote at the Annual Meeting on or about December 15, 2021. All other shareholders will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”), which is being mailed on or about December 15, 2021. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, not including a proxy card, you should follow the instructions for requesting such materials included in the Notice.

Questions and Answers About These Proxy Materials and Voting

Why am I being provided with these materials?

We are providing you with this proxy statement because the Board is soliciting your proxy to vote at the Annual Meeting to be held on January 25, 2022 or any adjournments thereof. You are invited to attend the virtual Annual Meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the virtual Annual Meeting to vote your shares. If you have received a printed copy of these materials by mail, you may simply complete, sign, and return your proxy card or follow the instructions below to vote your shares by proxy over the telephone or through the Internet in advance of the meeting. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions below to vote your shares by proxy through the Internet. For shares held through a broker, bank, or nominee, you may vote by submitting voting instructions to your broker or nominee.

Do I have to register in advance to attend the meeting?

Due to the public health concerns relating to COVID-19, we will have a virtual-only Annual Meeting to support the health and safety of our shareholders and employees. The meeting will be conducted exclusively via live audio webcast. You do not have to register in advance to attend the virtual meeting. To participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/SCHN2022 and enter the 16-digit control number included in your Notice, on your proxy card, or on the voting instruction form that accompanied your proxy materials. You may begin to log into the meeting platform starting at 7:45 a.m. Pacific Time on Tuesday, January 25, 2022. The meeting will begin promptly at 8:00 a.m. Pacific Time on Tuesday, January 25, 2022. See “Virtual Meeting Information” on page 21 below for additional details.

Who can attend the meeting?

Shareholders at the close of business on November 29, 2021 (the “Record Date”) can attend the meeting by accessing www.virtualshareholdermeeting.com/SCHN2022 and entering the 16-digit control number included in the proxy materials previously received.

What if I received a Notice Regarding the Availability of Proxy Materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record we may furnish proxy materials to our shareholders over the Internet. We believe this is a more cost-effective and environmentally-sensitive way to provide our shareholders with this information. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request such materials be made available.

Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet in advance of the meeting. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

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Questions and Answers About These Proxy Materials and Voting

What am I voting on?

The only matters scheduled for a vote are the election of the two nominated directors listed herein, the advisory vote on executive compensation described in this proxy statement, and the vote to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2022.

How does the Board recommend that I vote my shares?

The Board recommends that you vote FOR each of the nominees to the Board, FOR the advisory vote on executive compensation, and FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2022.

Who can vote at the Annual Meeting?

Shareholders at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters at the Annual Meeting. Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Registered directly in your name with our transfer agent (also referred to as a “shareholder of record”);

•	Held for you in an account with a broker, bank, or other nominee (shares held in “street name”).

A list of shareholders entitled to vote at the meeting will be available to shareholders during the Annual Meeting at www.virtualshareholdermeeting.com/SCHN2022.

What if my shares are not registered directly in my name but are held in street name?

If, at the close of business on November 29, 2021, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or other proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If your shares are held by a broker and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters (“broker discretionary voting”). Proposal No. 3 with respect to the ratification of the selection of the Company’s independent registered public accounting firm is a “routine” matter, and your broker is permitted to exercise discretionary voting authority to vote your shares on this proposal if you do not provide your broker with voting instructions. Unless you provide your broker with voting instructions, your broker may not exercise discretionary voting authority and may not vote your shares with respect to the election of directors (Proposal No. 1), or the advisory vote related to executive compensation (Proposal No. 2). See the discussion of “broker non-votes” below. We strongly encourage you to submit your voting instructions and exercise your right to vote as a beneficial owner of shares. If you want to vote your shares in real time during the virtual Annual Meeting, you will need to log-in by entering the 16-digit control number found on your Notice, voter instruction form, or proxy card at www.virtualshareholdermeeting.com/SCHN2022.

If I am a shareholder of record, how do I cast my vote?

If you are a shareholder of record, you may vote using any of the following methods:

•

By Internet: If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

•

By Telephone: If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•

By Mail: You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing, and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to

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Questions and Answers About These Proxy Materials and Voting

you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney, or officer of a corporation), indicate your name and title or capacity.

•

Online During the Virtual Annual Meeting: You may cast your vote online at the virtual Annual Meeting during the window when the polls are open. Even if you plan to attend the virtual meeting, we encourage you to vote by Internet, telephone, or mail in advance of the meeting so your vote will be counted if you later decide not to or cannot attend the virtual meeting.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. While there is no specific charge or cost to you for voting by Internet, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Internet voting online in advance of the meeting and telephone voting facilities will close at 11:59 p.m. (Eastern time) on January 24, 2022 for the voting of shares.

What if I return a proxy card but do not make specific choices?

If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted FOR the election of each of the nominees for director set forth in this proxy statement, “FOR” the advisory resolution on executive compensation, and FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2022. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If you are a beneficial owner of shares held in street name and return signed and dated voting instructions without marking any voting selections, your shares may be voted at the discretion of your broker with respect to the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2022 (Proposal No. 3) but may not be voted with respect to the election of directors (Proposal No. 1), or the advisory vote related to executive compensation (Proposal No. 2). If any matter which is considered routine is properly presented at the meeting, your proxy (one of the individuals named on the proxy card) will vote your shares using his or her best judgment. Please return your voting instructions with your voting selections marked so that your vote can be counted.

What constitutes a quorum?

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters voted on at the Annual Meeting, and each share is entitled to one vote. A majority of the total outstanding shares of Class A and Class B common stock must be present or represented by proxy to constitute a quorum at the Annual Meeting. Shares voted by proxy on any matter (including shares voted pursuant to a broker’s discretionary voting authority) are counted as present at the meeting for purposes of determining a quorum.

How many votes are required to approve each proposal?

The election of directors (Proposal No. 1) will be determined by a plurality of the votes cast by the shares entitled to vote in the election at the meeting, assuming a quorum is present. A plurality vote requirement means that the two director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

The advisory vote on executive compensation (Proposal No. 2) will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

While the vote on executive compensation (Proposal No. 2) is advisory in nature and non-binding, the Board and the Compensation Committee will review the voting results and intend to carefully consider the results when making future decisions regarding executive compensation.

The ratification of the selection of the independent registered public accounting firm (Proposal No. 3) will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

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Questions and Answers About These Proxy Materials and Voting

How are votes counted?

With respect to the election of directors, you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld. Votes that are withheld will not have any effect on the outcome of the election of directors.

You may vote “FOR”, “AGAINST”, or “ABSTAIN” with respect to the advisory vote on executive compensation (Proposal No. 2), and the vote on the ratification of the selection of the independent registered public accounting firm (Proposal No. 3). For Proposal Nos. 2 and 3, abstentions will not have any effect on the outcome of the vote.

What is a “broker non-vote” and how does it affect voting on each item?

A broker who holds shares for a beneficial owner has the discretion to vote on “routine” proposals when the broker has not received voting instructions from the beneficial owner. A “broker non-vote” occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder who beneficially owns the shares and (2) the broker lacks discretionary authority to vote the shares for that particular matter. Each of Proposal No. 1 (election of directors), and Proposal No. 2 (advisory vote on executive compensation) are considered to be non-routine matters, and brokers therefore lack discretionary authority to vote shares on such matters at this meeting. Broker non-votes, like other shares that are not voted at the meeting, have no effect on the outcome of the vote on such matters.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following five ways:

•	You may submit another properly completed proxy card with a later date that is received prior to the taking of the vote at the Annual Meeting.

•

You may vote again on the Internet or by telephone before the closing of those voting facilities at 11:59 p.m. (Eastern time) on January 24, 2022 (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

•

You may provide a written notice that you are revoking your proxy to the Company’s Corporate Secretary at Schnitzer Steel Industries, Inc., 299 SW Clay Street, Suite 350, Portland, Oregon 97201, Attention: Corporate Secretary.

•

You may vote online during the virtual Annual Meeting by entering the 16-digit control number found on your proxy card, voting instruction form, or Notice, as applicable. Simply attending the virtual Annual Meeting will not, by itself, revoke your proxy.

•

Remember that if you are a beneficial owner of Company shares holding shares in a street name, you may submit new voting instructions by contacting your bank, broker, or other nominee. You may also change your vote or revoke your proxy online during the virtual Annual Meeting after you log-in by entering the 16-digit control number found on your Notice, voter instruction form, or proxy card at www.virtualshareholdermeeting.com/SCHN2022.

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Virtual Meeting Information

Due to public health concerns relating to COVID-19 and to support the health and safety of our shareholders and employees, the Annual Meeting will be a virtual meeting, conducted exclusively via live audio webcast at www.virtualshareholdermeeting.com/SCHN2022. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person.

To participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/SCHN2022 and enter the 16-digit control number included in your Notice, on your proxy card, or on the voting instruction form that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 7:45 a.m. Pacific Time on Tuesday, January 25, 2022. The meeting audio webcast will begin promptly at 8:00 a.m. Pacific Time on Tuesday, January 25, 2022.

The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plug-ins. Please ensure that you have a strong Wi-Fi connection wherever you intend to participate in the meeting. Please also give yourself sufficient time to log-in and ensure you can hear the streaming audio before the meeting starts.

Shareholders will be able to submit questions live during the virtual meeting by typing the question into the “Ask a Question” field, and clicking submit. We will answer questions that comply with the meeting rules of conduct during the Annual Meeting, subject to time constraints. If we receive substantially similar questions, we will group such questions together. Questions relevant to meeting matters that we do not have time to answer during the meeting will be posted to our website following the meeting. Questions regarding personal matters or matters not relevant to meeting matters will not be answered. Our rules of conduct will be posted at www.virtualshareholdermeeting.com/SCHN2022 at the outset of the Annual Meeting.

If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting log-in page. Technical support will be available starting at 7:45 a.m. Pacific Time and until the meeting has finished.

At this time, we do not intend for this to be a permanent shift from in-person meetings.

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Voting Securities and Principal Shareholders

The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting was November 29, 2021. At the close of business on November 29, 2021, a total of 27,823,708 shares of our common stock, par value $1.00 per share, were outstanding and entitled to vote at the Annual Meeting. The outstanding common stock consisted of 27,623,708 shares of Class A common stock (Class A) and 200,000 shares of Class B common stock (Class B). Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 29, 2021 (unless otherwise noted in the footnotes to the table) by (i) persons known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our current directors, (iii) each nominee for director, (iv) each of the individuals listed in the Summary Compensation Table (each, a “named executive officer” and, collectively, the “named executive officers”), and (v) all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them. Except as noted below, the address of each shareholder in the table is c/o Schnitzer Steel Industries, Inc., 299 SW Clay Street, Suite 350, Portland, Oregon 97201. Each Class B share is convertible into one Class A share, and there are no meaningful distinctions between the rights of holders of Class A shares and Class B shares. Accordingly, the following table reports beneficial ownership of common stock in the aggregate and does not distinguish between Class A shares and Class B shares.

	Common Stock Beneficially Owned

Name of Beneficial Owner or Number of Persons in Group	Number		Percent
BlackRock Institutional Trust Company, N.A.	3,053,268	(1)	11.0%
The Vanguard Group, Inc.	2,235,629	(2)	8.0%
Dimensional Fund Advisors, L.P.	2,214,749	(3)	8.0%
State Street Corp.	1,440,925	(4)	5.2%
Ameriprise Financial Inc.	1,407,905	(5)	5.1%
Wayland R. Hicks	106,874	(6)	*
Rhonda D. Hunter	21,540	(7)	*
David L. Jahnke	56,908	(8)	*
Judith A. Johansen	78,299	(9)	*
William D. Larsson	79,299	(10)	*
Glenda J. Minor	5,184	(11)	*
Michael W. Sutherlin	43,515	(12)	*
Tamara L. Lundgren	849,792		3.1%
Richard D. Peach	148,605		*
Michael R. Henderson	87,613		*
Steven G. Heiskell	78,244		*
Peter B. Saba	37,066		*
All current directors and executive officers as a group (14 persons)	1,734,805		6.2%

*Less than 1%

(1)	Beneficial ownership as of December 31, 2020 as reported by BlackRock Inc., 55 East 52nd Street, New York, NY 10055 in a Form 13G/A filed by the shareholder.

(2)	Beneficial ownership as of December 31, 2020 as reported by Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355 in a Form 13G/A filed by the shareholder.

(3)	Beneficial ownership as of December 31, 2020 as reported by Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, TX 78746 in a Form 13G/A filed by the shareholder.

(4)	Beneficial ownership as of December 31, 2020 as reported by State Street Corp., One Lincoln Street, Boston, MA 02111 in a Form 13G filed by the shareholder.

(5)	Beneficial ownership as of December 31, 2020 as reported by Ameriprise Financial Inc., 145 Ameriprise Financial Center, Minneapolis, MN 55474 in a Form 13G filed by the shareholder.

(6)

Includes 95,768 shares covered by vested deferred stock units (“DSUs”) and 4,006 shares covered by unvested DSUs that will vest on January 24, 2022 under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”). See footnote 2 to the Directors Compensation Table on page 37 for additional information.

(7)

Includes 17,534 shares covered by vested deferred stock units (“DSUs”) and 4,006 shares covered by unvested DSUs that will vest on January 24, 2022 under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”).

(8)

Includes 52,902 shares covered by vested deferred stock units (“DSUs”) and 4,006 shares covered by unvested DSUs that will vest on January 24, 2022 under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”).

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	22

Voting Securities and Principal Shareholders

(9)

Includes 74,293 shares covered by vested deferred stock units (“DSUs”) and 4,006 shares covered by unvested DSUs that will vest on January 24, 2022 under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”).

(10)

Includes 74,293 shares covered by vested deferred stock units (“DSUs”) and 4,006 shares covered by unvested DSUs that will vest on January 24, 2022 under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”).

(11)

Includes 1,178 shares covered by vested deferred stock units (“DSUs”) and 4,006 shares covered by unvested DSUs that will vest on January 24, 2022 under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”).

(12)

Includes 39,509 shares covered by vested deferred stock units (“DSUs”) and 4,006 shares covered by unvested DSUs that will vest on January 24, 2022 under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”).

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	23

Proposal No. 1 – Election of Directors

We are asking shareholders to elect the two individuals nominated by the Board, each of whom is a current director.

The Board currently consists of eight members divided into three classes pursuant to our 2006 Restated Articles of Incorporation and Restated Bylaws. One class of directors is elected each year for a three-year term. The term of Class I directors expires at the 2022 Annual Meeting; the term of Class II directors expires at the 2023 annual meeting; and the term of Class III directors expires at the 2024 annual meeting. Generally, the terms of directors continue until their respective successors are duly elected and qualified.

Action will be taken at the 2022 Annual Meeting to elect two Class I directors to serve until the 2025 annual meeting of shareholders. Following consideration of William D. Larsson’s indication of interest in retiring from the Board at the end of his term in accordance with the Company’s term limit policy, Mr. Larsson, a current Class I director, has not been re-nominated for election as a director, and his term as a director will end at the 2022 Annual Meeting.

The Board of Directors has approved a decrease in the number of directors from eight to seven effective immediately prior to the 2022 Annual Meeting.

The nominees for election at the 2022 Annual Meeting are Rhonda D. Hunter and David L. Jahnke as Class I directors. The Board has determined that Ms. Hunter and Mr. Jahnke qualify as independent directors under our Corporate Governance Guidelines, SEC rules, and NASDAQ requirements. If any nominee is unable to stand for election, the persons named in the proxy will vote the proxy for a substitute nominee in accordance with the recommendation of the Board. We are not aware of any nominee who is or will be unable to stand for election.

Class I Director Nominees

Rhonda D. Hunter Age: 59 Director Since: 2017

Company Board Committees:

•  Audit; Compensation

Other Public Company Directorships:

•  Interfor Corporation, Member of the Management Resources & Compensation Committee and Chair of the Corporate Governance, Responsibility & Nominating Committee

Qualifications and Skills to Serve as a Director:

•  Experience as a senior executive at a commodities-based public company

•  Expertise in inventory and planning, environmental and work systems, finance and accounting, international business, strategic planning, growth management, operational integration, and operations

•  Public company board and committee experience

Ms. Hunter was Senior Vice President, Timberlands, of Weyerhaeuser Company, a North American timberland company, from 2014 until her retirement in January 2019. Ms. Hunter was Vice President, Southern Timberlands, of Weyerhaeuser from 2010 to 2014. Ms. Hunter previously held a number of financial and operational leadership positions within Weyerhaeuser with increasing P&L responsibility. Ms. Hunter joined Weyerhaeuser in 1987 as an accountant. Ms. Hunter holds a Bachelor of Science in Accounting from Henderson State University and has completed executive education at Harvard Business School and Duke University.

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Proposal No. 1 – Election of Directors

David L. Jahnke Age: 68 Director Since: 2013

Company Board Committees:

•  Audit, Chair; Compensation

Other Public Company Directorships:

•  First Interstate BancSystem, Inc., Chair of Board; Chair of the Executive Committee and Member of the Governance & Nominating Committee

Qualifications and Skills to Serve as a Director:

•  Public accounting, financial reporting, and internal controls experience

•  Experience in complex financial transactions, international business and executive compensation

•  Public company board and committee experience

Mr. Jahnke held various positions at KPMG, the international accounting firm, from 1975 until 2010. From 2005 to 2010, he was the Global Lead Partner for a major KPMG client and was located in KPMG’s Zurich, Switzerland office. Prior to that time, he held positions of increasing responsibility at KPMG, including Office Managing Partner and Audit Partner in Charge of the Minneapolis office from 1999 to 2004. He is a director of Swiss Re America Holding Corporation where he serves as Chair of its Audit Committee and is a member of its Executive Committee. Mr. Jahnke holds a B.S. in Accounting from the University of Minnesota-Twin Cities.

Vote Required to Elect Directors

Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on this matter, and each share is entitled to one vote for each director nominee. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Proxies received from shareholders of record, unless directed otherwise, will be voted FOR the election of each of the nominees. Abstentions and broker non-votes will have no effect on the results of the vote.

The Board of Directors recommends that shareholders vote “FOR” the election of each of the nominees named above.

Class II Directors

Wayland R. Hicks Age: 78 Director Since: 2009

Company Board Committees:

•  Lead Director; Compensation; Nominating & Corporate Governance

Other Public Company Directorships:

•  United Rentals, Inc. (1998-2009)

Qualifications and Skills to Serve as a Director:

•  Former Chief Executive Officer of public companies

•  Expertise in operations, general manufacturing, international business, mergers and acquisitions, logistics, executive compensation, and strategic planning and analysis

•  Public company board and committee experience

Mr. Hicks served as Director and Vice Chairman of United Rentals, Inc., a construction equipment rental company, from 1998 until March 2009. At United Rentals, Inc., he also served as Chief Executive Officer from December 2003 until June 2007 and Chief Operating Officer from 1997 until December 2003. Mr. Hicks served as Chief Executive Officer and President of Indigo N.V., a manufacturer of commercial and industrial printers, from 1996 to 1997, and as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. from 1994 to 1995. From 1967 to 1994, he held various executive positions with Xerox Corporation. Mr. Hicks also served as a Director of Perdue Farms Inc. from 1991 to 2014. Mr. Hicks holds a B.A. degree in Economics from Indiana University.

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Proposal No. 1 – Election of Directors

Judith A. Johansen Age: 63 Director Since: 2006

Company Board Committees:

•  Compensation, Chair; Nominating & Corporate Governance

Other Public Company Directorships:

•  IDACORP and Idaho Power Company, Member of Compensation and Corporate Governance & Nominating Committees

Qualifications and Skills to Serve as a Director:

•  Former Chief Executive Officer of a public reporting company

•  Expertise in operations, general manufacturing, international business, mergers and acquisitions, logistics, executive compensation, and strategic planning and analysis

•  Public company board and committee experience

Ms. Johansen served as President of Marylhurst University in Lake Oswego, Oregon, a position she held from July 2008 to September 2013. From December 2001 through March 2006, Ms. Johansen was President and Chief Executive Officer of PacifiCorp, an electric utility, and was their Executive Vice President of Regulation and External Affairs from December 2000 to December 2001. She was Administrator and Chief Executive Officer of the Bonneville Power Administrator, a regional Federal power marketing agency, from 1998 to 2000. Ms. Johansen earned her B.A. in Political Science from Colorado State University and her J.D. from Northwestern School of Law at Lewis & Clark College.

Tamara L. Lundgren Age: 64 Director Since: 2008

Company Board Committees:

•  Board Chairman

Other Public Company Directorships:

•  Ryder System, Inc., Member of Audit and Corporate Governance & Nominating Committees

Qualifications and Skills to Serve as a Director:

•  Chief Executive Officer of Schnitzer Steel Industries, Inc.

•  Expertise in commodities, strategic planning and analysis, finance, operations, change management, international business, government and community relations, mergers and acquisitions, and investment banking

•  Public company board and committee experience

Ms. Lundgren has served as President, Chief Executive Officer and a Director of the Company since December 2008 and as Chairman of the Board since March 2020. Ms. Lundgren joined the Company in September 2005 as Vice President and Chief Strategy Officer, and held positions of increasing responsibility including President of Shared Services and Executive Vice President and Chief Operating Officer. Prior to joining the Company, Ms. Lundgren was a managing director in investment banking at JPMorgan Chase, which she joined in 2001. From 1996 until 2001, Ms. Lundgren was a managing director of Deutsche Bank AG in New York and London. Prior to joining Deutsche Bank, Ms. Lundgren was a partner at the law firm of Hogan Lovells (formerly Hogan & Hartson, LLP) in Washington, D.C. Ms. Lundgren also currently serves as Deputy Chair of the Board of Directors of the Federal Reserve Bank of San Francisco. She earned her B.A. from Wellesley College and her J.D. from the Northwestern University School of Law.

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Proposal No. 1 – Election of Directors

Class III Directors

Glenda J. Minor Age: 65 Director Since: 2020

Company Board Committees:

•  Audit; Nominating and Corporate Governance

Other Public Company Directorships:

•  Curtiss-Wright Corporation, Member of the Audit Committee and the Committee on Directors and Governance

•  Albermarle Corporation, Member of the Audit & Finance and Nominating & Governance Committees

Qualifications and Skills to Serve as a Director:

•  Former Chief Financial Officer of a leading steel manufacturer

•  In-depth understanding of the preparation and analysis of financial statements, experience in financial reporting and internal controls

•  Experience in capital market transactions, investor relations, mergers and acquisitions, and international business

•  Public company board and committee experience

Ms. Minor has served as Chief Executive Officer and Principal of Silket Advisory Services, a privately owned consulting firm, since 2016. Silket Advisory Services advises companies on financial, strategic, and operational initiatives. From 2010 until 2015, Ms. Minor was Senior Vice President and Chief Financial Officer of EVRAZ North America Limited, a leading steel manufacturer. Prior to this, Ms. Minor held both domestic and international executive finance roles at increasing levels of managerial responsibility at Visteon Corporation and DaimlerChrysler, as well as financial management roles at General Motors Corporation and General Dynamics Corporation. Ms. Minor holds a Bachelor’s degree in Accounting from Southern University in Baton Rouge, Louisiana and an MBA in International Business from Michigan State University.

Michael W. Sutherlin Age: 75 Director Since: 2015

Company Board Committees:

•  Compensation; Nominating and Corporate Governance

Other Public Company Directorships:

•  Peabody Energy Corporation, Member of the Compensation and Audit Committees

Qualifications and Skills to Serve as a Director:

•  Experience as public company Chief Executive Officer and public company Board Chairman

•  Manufacturing and mining sector experience

•  Core operations, executive leadership, international business, and executive compensation experience

•  Public company board and committee experience

Mr. Sutherlin served as President and Chief Executive Officer and Director of Joy Global, Inc., a manufacturer and servicer of mining equipment for the extraction of minerals and ores, from 2006 until 2013. He was Executive Vice President, President and Chief Operating Officer of Joy Mining Machinery from 2003 to 2006. Prior to that time, Mr. Sutherlin held positions of increasing responsibility for Varco International, Inc., including President and Chief Operating Officer and Division President. Mr. Sutherlin holds a Bachelor of Business Administration from the Texas Tech University and an MBA from the University of Texas at Austin.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	27

Proposal No. 1 – Election of Directors

Corporate Governance

The Company is committed to strong corporate governance. The Company is governed by a Board of Directors and Committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and Committee meetings and also through other communications with management.

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee (the “N&CG Committee”), each of which has a written charter adopted by the Board of Directors, copies of which are posted on our website at www.schnitzersteel.com. The Board of Directors has also adopted Corporate Governance Guidelines which are posted on our website. Under our Corporate Governance Guidelines, committee members are appointed annually and the chairs of, and director membership on, committees are periodically rotated based on the skills, desires, and experiences of the members of the Board.

Director Independence

The Board of Directors has determined that Wayland R. Hicks, Rhonda D. Hunter, David L. Jahnke, Judith A. Johansen, William D. Larsson, Glenda J. Minor, and Michael W. Sutherlin are “independent directors” as defined by our Corporate Governance Guidelines, SEC rules, and NASDAQ listing requirements. Accordingly, a majority of the directors have been determined to be independent directors. The independent directors regularly meet in executive sessions at which only independent directors are present.

The independent directors serve on the following committees:

Board Committees

Director	Audit	Compensation	Nominating & Corporate Governance
Wayland R. Hicks		•	•
Rhonda D. Hunter	•	•
David L. Jahnke	C	•
Judith A. Johansen		C	•
William D. Larsson	•		C
Glenda J. Minor	•		•
Michael W. Sutherlin		•	•

  • = Member                     C = Chair

During fiscal 2021, the Board of Directors held eight meetings, the Audit Committee held eight meetings, the Compensation Committee held five meetings, and the N&CG Committee held four meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served that were held during the period for which he or she served. We encourage all directors to attend each annual meeting of shareholders. All directors then serving attended the 2021 annual meeting.

Board Leadership

The Board periodically assesses its leadership structure in light of the Company’s needs and circumstances. The Board leadership structure currently combines the role of Chairman and CEO and has an independent lead director since the Chairman and CEO is a non-independent director. At this time, the Board believes that the CEO, as a Company executive, is in the best position to fulfill the Chairman’s responsibilities, including those related to identifying emerging issues facing the Company, communicating essential information to the Board about the Company’s performance and strategies, and proposing agendas for the Board. As detailed in her biography, Ms. Lundgren has over 16 years of experience with the Company, during which time she has held a number of senior executive leadership positions. We believe her in-depth knowledge of the Company and her extensive executive and management experience make her uniquely well-positioned to lead the Board in developing and monitoring the strategic direction of the Company. We believe that our Board leadership structure is enhanced by the independent leadership provided by our independent lead director. This leadership structure enables the Board to better fulfill its risk oversight responsibilities, as described under “The Board’s Role in Risk Oversight.” Under our Corporate Governance Guidelines, the lead director role is periodically rotated among the independent directors, and the role is currently held by Mr. Hicks. The lead director’s responsibilities include: facilitating effective communication between the Board and management; consulting with the Chairman; and presiding at meetings of the Board when the Chairman is not present, including executive sessions of the independent directors. The lead director generally attends all meetings of the Board’s committees.

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Proposal No. 1 – Election of Directors

Board Committees and Responsibilities

Audit Committee

Chair: David L. Jahnke

Additional Members: Rhonda D. Hunter, William D. Larsson, and Glenda J. Minor

Meetings Held in 2021: Eight

Independence: Our Board has determined that each member of the Audit Committee meets all additional independence requirements for Audit Committee members under applicable SEC regulations and NASDAQ rules.

Audit Committee Financial Literacy and Expertise: Our Board also has determined that each member of the Audit Committee is financially literate under applicable SEC and NASDAQ rules and is an “audit committee financial expert” as defined in regulations adopted by the SEC.

The Audit Committee represents and assists the Board in oversight of our accounting and financial reporting processes and the audits of our financial statements; appointing, approving the compensation of, and overseeing the independent auditors; reviewing and approving all audit and non-audit services performed by the independent auditors; reviewing the scope and discussing the results of the audit with the independent auditors; reviewing management’s assessment of the Company’s internal controls over financial reporting; overseeing the Company’s compliance program; overseeing the Company’s internal audit function; reviewing with management the Company’s major financial risks and legal risks that could have a significant impact on the Company’s financial statements; and reviewing and approving, as appropriate, transactions of the Company with related persons (see “Certain Transactions”).

Compensation Committee

Chair: Judith A. Johansen

Additional Members: Wayland R. Hicks, David L. Jahnke, Rhonda D. Hunter, and Michael W. Sutherlin

Meetings Held in 2021: Five

Independence: Our Board has determined that each member of the Compensation Committee meets the additional independence standards for Compensation Committee members under the NASDAQ rules and qualifies as a non-employee director under Rule 16b-3 under the Securities Exchange Act of 1934.

Compensation Committee Interlocks and Insider Participation: No members of the Compensation Committee who served during 2021 were officers or employees of the Company or any of its subsidiaries during the year, were formerly Company officers, or had any relationship otherwise requiring disclosure as a compensation committee interlock.

The Compensation Committee has overall responsibility for the administration of the Company’s executive and director compensation plans and equity-based plans; overseeing and evaluating the performance of the CEO and determining the CEO’s compensation; administering and interpreting executive compensation plans, the Company’s stock plans, and all other equity-based plans from time to time adopted by the Company, including our 1993 Amended and Restated Stock Incentive Plan (“SIP”); reviewing and assessing the risks related to the design of the Company’s compensation programs and arrangements determining the compensation of the other executive officers; in consultation with the N&CG Committee, reviewing and recommending to the Board for approval compensation for members of the Board, including compensation paid to the Lead Director and committee chairs; and overseeing the preparation of executive compensation disclosures included in the Company’s proxy statement in accordance with the SEC rules and regulations. For a description of the Compensation Committee’s activities regarding executive compensation, refer to the “Compensation Discussion and Analysis.”

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Proposal No. 1 – Election of Directors

Nominating and Corporate Governance (“N&CG”) Committee

Chair: William D. Larsson

Additional Members: Wayland R. Hicks, Judith A. Johansen, Glenda J. Minor, and Michael W. Sutherlin

Meetings Held in 2021: Four

Independence: Our Board has determined that each member of the N&CG Committee is independent under applicable SEC regulations and NASDAQ rules.

The N&CG Committee has responsibility for identifying, selecting, and recommending to the Board individuals proposed to be nominated for election as directors by the shareholders or elected as directors by the Board to fill vacancies; working with the Chairman of the Board and the Lead Director, seeking to ensure that the Board’s committee structure, committee assignments, and committee chair assignments are appropriate and effective; developing and recommending to the Board for approval, and reviewing from time to time, a set of corporate governance guidelines for the Company, which includes a process for the evaluation of the Board, its committees, and management; reviewing and evaluating risks related to corporate governance practices and leadership succession; developing and maintaining director education opportunities; and monitoring compliance with the corporate governance guidelines adopted by the Board.

Assessment of Director Qualifications: The N&CG Committee uses a Board composition matrix to inventory, on at least an annual basis, the expertise, skills, and experience of each director to ensure that the overall Board maintains a balance of knowledge and relevant experience. The Committee carefully reviews all director candidates, including current directors, based on the current and anticipated composition of the Board, our current and anticipated strategy and operating requirements, and the long-term interests of shareholders. In assessing current directors and potential candidates, the N&CG Committee considers the Board composition matrix, as well as the character, background, and professional experience of each current director and potential candidate. In its evaluation of potential candidates, the N&CG Committee applies the criteria set forth in our N&CG Committee Charter and considers the following factors from our Corporate Governance Guidelines:

•	Directors should be of the highest ethical character, exhibiting integrity, honesty, and accountability, with a willingness to express independent thought;

•

Successful leadership experience and stature in an individual’s primary field, with a background that demonstrates an understanding of business affairs and the complexities of a large, publicly-held company, with particular emphasis on capital-intensive, global businesses;

•	Demonstrated ability to think strategically and make decisions with a forward-looking focus, with the ability to assimilate relevant information on a broad range of complex topics;

•	Independence and absence of conflicts of interest;

•	Demonstrated ability to work together and with management collaboratively and constructively;

•	Time available and willingness to devote the time necessary to effectively fulfill their duties as directors;

•	An awareness of the social, political, regulatory, and economic environment in which the Company operates; and

•	Diversity of experience and background.

In considering the re-nomination of incumbent directors, the N&CG Committee also takes into account the performance of such persons as directors, including the number of meetings attended and the level and quality of participation, as well as the value of continuity and knowledge of the Company gained through Board service.

Diversity: The N&CG Committee strives to achieve diversity on the Board by considering skills, experience, education, length of service on the Board, and such other factors as it deems appropriate. The N&CG Committee and the Board define diversity broadly to include the background, professional experience, skills, and viewpoints necessary to achieve a balance and mix of perspectives. In evaluating potential director candidates, the N&CG Committee and the Board place particular emphasis on diversity. Confirming our commitment to diversity at the Board level, our director candidate search process ensures that women and minorities are included in the initial pool of candidates when we select new director nominees (aka “the Rooney Rule”). Our Board recognizes the value of diversity and considers how a candidate may contribute to the Board in a way that can enhance perspective and judgment through diversity in gender, age, ethnic background, geographic origin, and professional experience.

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Proposal No. 1 – Election of Directors

BOARD SKILLS AND EXPERIENCE

Industry & Operations Experience

We seek directors with management, operational, and regulatory experience in the industries in which we compete. These attributes tend to give directors specific insight into, and expertise that will foster active participation in, the development and implementation of our operating and business strategy.

Global Experience We seek directors with global business experience because selling our ferrous and nonferrous products to customers around the world is a significant aspect of our business.

Investor Experience

To promote strong alignment with our investors, we seek directors who have experience overseeing capital investments and investment decisions. We believe that these directors can help focus management and the Board on the most critical value drivers for the Company, including with respect to setting executive compensation targets and objectives.

Risk Management Experience

In light of the Board’s role in overseeing risk management and understanding the most significant risks facing the Company, we seek directors with experience in risk management and oversight.

Finance & Accounting Experience

We use a broad set of financial metrics to measure performance, and accurate financial reporting and robust auditing are critical to our success. We have a number of directors who qualify as audit committee financial experts, and we expect all of our directors to have an understanding of finance and financial reporting processes.

Environmental & Sustainability Experience

We seek directors with environmental, sustainability, and regulatory experience as we remain steadfast in our focus on safety, sustainability, and integrity as tenets of our Company’s core strategy to deliver growth and profitability.

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Proposal No. 1 – Election of Directors

Board Self-Assessments

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively and whether its governing documents continue to remain appropriate. Our Board’s self-evaluation is facilitated by a wide range of questions related to topics including operations, composition of the Board, Board diversity, responsibilities, governing documents, and resources. As part of the Board self-evaluation process, each director also conducts an evaluation of the Chairman of the Board and the Lead Director. The process is designed and overseen by the N&CG Committee, and the results of the evaluations are discussed by the full Board. Each committee annually reviews its own performance and assesses the adequacy of its charter and reports the results and any recommendations to the Board. The N&CG Committee oversees and reports annually to the Board its assessment of each committee’s performance evaluation process. The N&CG Committee coordinates its oversight of the Board self-assessment process with its process for assessment of individual director qualifications.

Director Nominations

The N&CG Committee identifies potential director candidates through a variety of means, including recommendations from members of the Board, suggestions from Company management, and shareholder recommendations. The N&CG Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the N&CG Committee by submitting a written recommendation to Schnitzer Steel Industries, Inc., Attn: Chair of the Nominating & Corporate Governance Committee, c/o Corporate Secretary, 299 SW Clay Street, Suite 350, Portland, Oregon 97201. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in our proxy statement and to serve as a director, if elected. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the N&CG Committee for its consideration.

The N&CG Committee meets to discuss and consider the qualifications of each potential new director candidate, whether recommended by shareholders or identified by other means, and determines by majority vote whether to recommend such candidate to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between annual meetings or include a candidate on the slate of nominees proposed at an annual meeting is made by the Board of Directors. In considering the current directors, including the director nominees proposed for election at the Annual Meeting, the N&CG Committee and the Board specifically considered the background, experiences, and qualifications described in their biographies appearing under “Proposal 1—Election of Directors” in this proxy statement.

Director Tenure

We do not have a fixed retirement age for directors. Under our Corporate Governance Guidelines, a director (other than the Chief Executive Officer) is not expected to stand for re-election after he or she has served as a director for fifteen years although the Nominating and Corporate Governance Committee may recommend to the Board that, based on specific circumstances, the director’s tenure should be extended beyond the expiration of the term during which he or she reached his or her fifteenth year of service.

The Board’s Role in Risk Oversight

We have a comprehensive enterprise risk management process in which management is responsible for managing the Company’s risks and the Board and its committees provide oversight of these efforts. Our management-level Enterprise Risk Committee is responsible for the risk management program, and provides reports to the Board at least quarterly and more frequently as circumstances require. Risks are identified, assessed, and managed on an ongoing basis and communicated to management during management meetings or otherwise as appropriate. Existing and potential material risks are reviewed during periodic executive management and/or Board meetings, resulting in Board and/or Board committee discussion and public disclosure, as appropriate.

The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The Board administers this risk oversight function either through the full Board or through its standing committees.

The following are the key risk oversight responsibilities of our Board and its committees:

◾  Full Board: enterprise-wide strategic risks related to our long-term strategies, including capital expenditures, Sustainability, ESG, cybersecurity, and material acquisitions

◾  Audit Committee: financial risks (including risks associated with accounting, financial reporting, disclosure, and internal controls over financial reporting), our compliance programs, and legal risks

◾  Compensation Committee: risks related to the design of the Company’s compensation programs

◾   N&CG Committee: risks related to corporate governance practices and leadership succession

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Proposal No. 1 – Election of Directors

Assessment of Compensation Risk

The Compensation Committee, with the assistance of Pearl Meyer, the Compensation Committee’s independent compensation consultant, assessed the risks associated with our compensation programs and determined that they do not create risks which are reasonably likely to have a material adverse impact on us. In conducting the evaluation, the Compensation Committee reviewed our compensation structure and noted numerous ways in which risk is effectively managed or mitigated, including:

•	Balance of corporate and business unit weighting in incentive plans

•	Mix between short-term and long-term incentives

•	Caps on incentives

•	Use of multiple performance measures

•	A portfolio of varied long-term incentives

•	Committee discretion in payment of short-term incentives

•	Use of stock ownership guidelines

•	Anti-hedging and anti-pledging policies and prohibition on derivative transactions for Company stock

In addition, the Compensation Committee analyzed the overall enterprise risks and how compensation programs could impact individual behavior that could exacerbate these enterprise risks.

In light of these analyses, the Compensation Committee believes that the architecture of our compensation programs (executive and broad-based) provide multiple, effective safeguards to protect against undue risk.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	33

Proposal No. 1 – Election of Directors

Board Oversight of Sustainability and ESG

The Board of Directors view Sustainability and ESG as a core elements of the Company’s strategy and operations. As such, the Board has oversight responsibility and is regularly briefed on progress with respect to Sustainability and ESG goals, including issues relating to human capital and climate.

For more information about our sustainability and ESG efforts, please visit our sustainability microsite at https://sustainability.schnitzersteel.com/.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	34

Proposal No. 1 – Election of Directors

Board Oversight of Management Succession Planning

Our Board and management consider succession planning and leadership development to be an integral part of the Company’s long-term strategy. At least annually, our full Board reviews senior management succession and development plans with our CEO. Our CEO presents to the full Board her evaluations and recommendations of future candidates for key leadership roles, including for the CEO position, and potential succession timing for those positions, including under emergency circumstances. Following the CEO’s presentation, the Board meets in executive session without our CEO to consider and discuss CEO succession. The Board also reviews and discusses development plans for individuals identified as high-potential candidates for key leadership positions, and the Board members interact with these candidates in formal and informal settings during the year.

Prohibition on Hedging, Pledging and Derivative Trading

Our stock trading policy, applicable to our directors and employees, prohibits hedging, pledging, and derivative trading in our Company’s stock. Specifically, our stock trading policy prohibits engaging in any short sale of our stock, establishing or using a margin account with a broker-dealer for the purpose of buying or selling our stock or using it as collateral therefor, or buying or selling puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds, or other instruments or derivatives designed to hedge the value of our stock.

Communication with Directors

Shareholders and other interested parties may communicate with any of the directors, including our lead independent director, by using the following address:

Board of Directors

Schnitzer Steel Industries, Inc.

299 SW Clay Street, Suite 350

Portland, OR 97201

The office of the Corporate Secretary reviews correspondence received and will filter advertisements, solicitations, spam, and other such items not related to a director’s duties and responsibilities. All other relevant correspondence addressed to a director will be forwarded to that director, or if none is specified, to the Chairman of the Board.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	35

Proposal No. 1 – Election of Directors

Non-Employee Director Compensation

Our non-employee directors receive cash compensation as well as equity compensation in the form of Deferred Stock Units (DSUs) for their Board service. Compensation for our non-employee directors is set by the Board at the recommendation of the Compensation Committee.

Guiding Principles

•	Fairly compensate directors for their responsibilities and time commitments.

•	Attract and retain highly qualified directors by offering a compensation program consistent with those at companies of similar size, scope, and complexity.

•

Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and setting an expectation pursuant to our Corporate Governance Guidelines that directors acquire and continue to own our common stock with a value equal to five times the director’s annual cash retainer. Directors are expected to achieve this stock ownership level within a period of five years.

Review Process

The Compensation Committee, which consists solely of independent directors, periodically assesses the form and amount of non-employee director compensation and recommends changes, if appropriate, to the Board based upon competitive market practices. The Compensation Committee’s independent compensation consultant also supports the Compensation Committee in determining director compensation and designing the related benefit programs. As part of its periodic review, the Compensation Committee conducts extensive benchmarking by reviewing director compensation data for the executive compensation peer group described in “Competitive Market Overview” on page 45.

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Proposal No. 1 – Election of Directors

Annual Compensation

The following table sets forth certain information concerning compensation paid to directors other than Ms. Lundgren, our CEO, during the fiscal year ended August 31, 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
John D. Carter(4)	122,500	—	(26,491)	96,009
Wayland R. Hicks	105,000	119,980	3,221	228,201
Rhonda D. Hunter	90,000	119,980	—	209,980
David L. Jahnke	115,000	119,980	15,631	250,611
Judith A. Johansen	108,000	119,980	—	227,980
William D. Larsson	100,000	119,980	8,515	228,495
Glenda J. Minor	72,940	145,757	—	218,697
Michael W. Sutherlin	90,000	119,980	—	209,980

(1)	Fees earned includes amounts deferred at the election of a director under the Deferred Compensation Plan for Non-Employee Directors, which is described below.

(2)

Represents the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Classification (“ASC”) Topic 718. These amounts reflect the grant date fair value and may not correspond to the actual value that will be realized by the directors. Stock awards consist of DSUs valued using the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. On January 26, 2021, the date of the Company’s 2021 annual meeting, each director then in office other than Mr. Carter and Ms. Lundgren was granted DSUs for 4,006 shares. The grant date fair value of this DSU grant to each director was $119,980 (or $29.95 per share) which was equal to the closing market price of the Company’s Class A common stock on the grant date. These DSUs vest on January 24, 2022 (the day before the 2022 Annual Meeting), subject to continued Board service. The amount for Ms. Minor also includes a grant of 1,158 DSUs on November 9, 2020 in connection with her appointment to the Board. The grant date fair value of this DSU grant to Ms. Minor was $25,777 (or $22.26 per share) which was equal to the closing market price of the Company’s Class A common stock on the grant date. The DSUs become fully vested on the earlier death or disability of a director or a change in control of the Company (as defined in the DSU award agreement). After the DSUs have become vested, directors will be credited with additional whole or fractional shares to reflect dividends that would have been paid on the stock underlying the DSUs subsequent to the grant date. The Company will issue Class A common stock to a director for the vested DSUs in a lump sum in January of the year following the year the director ceases to be a director of the Company, subject to the right of the director to elect an installment payment program under the Company’s Deferred Compensation Plan for Non-Employee Directors.

At August 31, 2021, all non-employee directors, excluding Mr. Carter, held 4,006 shares of unvested DSUs.

(3)

With respect to Mr. Carter, the amount represents a decrease of $26,491 in the actuarial present value of Mr. Carter’s accumulated benefits under the Company’s Pension Retirement Plan and the Company’s Supplemental Executive Retirement Bonus Plan. At August 31, 2021, the actuarial present value of Mr. Carter’s accumulated benefits under these plans was $429,479. During fiscal 2021, Mr. Carter received distributions of $26,141 under the Supplemental Executive Retirement Bonus Plan and distributions of $9,071 under the Pension Retirement Plan. With respect to Messrs. Hicks, Jahnke and Larsson, the directors who have elected to defer a portion of their director cash fees in accordance with the Company’s non-qualified deferred compensation plan for non-employee directors, the amounts represent the amount of interest earned on the amounts deferred that exceeds the amount of interest calculated using 120% of the applicable federal long-term rate.

(4)	Mr. Carter retired from the Board effective January 26, 2021, the date of the Company’s 2021 annual meeting.

Fiscal 2021 director fees did not increase as compared to fiscal 2020. The annual fee for non-employee directors is $90,000 ($105,000 for the Lead Director). We do not pay fees for attendance at Board and committee meetings. The annual cash retainer for the Chairs of the Audit, Compensation, and N&CG Committees is $25,000, $18,000 and $10,000, respectively. The Lead Director and Committee Chairs receive additional compensation due to the increased workload and additional responsibilities associated with these positions.

At each annual meeting of shareholders, each non-employee director receives DSUs for a number of shares equal to $120,000 divided by the closing market price of the Class A common stock on the grant date. One DSU gives the director the right to receive one share of Class A common stock at a future date (as described in footnote 2 above).

Non-employee directors may elect to defer all or part of their compensation under the Deferred Compensation Plan for Non-Employee Directors, which was adopted by the Board in 2006. Directors’ cash fees are credited to a cash account or a stock account, as selected by the director. Payments from the cash account are paid in cash, and payments from the stock account are paid in Class A common stock. In accordance with the plan, the cash account is credited with quarterly interest equal to the average interest rate paid by us under our senior revolving credit agreement (or if there are no borrowings in a quarter, at the prime rate) plus two percent. The stock account is credited with additional whole or partial shares reflecting dividends that would have been paid on the shares. Deferred amounts are paid in a single payment or in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director. DSUs are credited to the directors’ stock accounts under the plan when the DSUs become vested, and the awards are administered under the plan. A director may elect to receive stock under a DSU in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	37

Proposal No. 1 – Election of Directors

Mr. Carter served as the Company’s CEO from May 2005 until December 2008, when he was succeeded in that position by our current CEO, Ms. Lundgren. At that time, Mr. Carter entered into an amended and restated employment agreement with the Company to serve as our Chairman of the Board, which agreement was further amended. Under the agreement, Mr. Carter received an annual fee of $300,000, payable quarterly in arrears, for service as non-employee Chairman Emeritus, was ineligible for other compensation paid to non-employee directors, and received continuation of health insurance benefits. The agreement expired upon the conclusion of the term of his service as Chairman Emeritus on the date of the Company’s annual meeting of shareholders in 2021.

We have entered into indemnity agreements with each director pursuant to which we agree to indemnify such director in connection with any claims or proceedings involving the director by reason of serving as a director of the Company, as provided in the agreement.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	38

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the decisions that the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) have made under those programs, and the factors considered in those decisions. This Compensation Discussion and Analysis focuses on the compensation of our NEOs for fiscal 2021 disclosed in the tables under the “Compensation of Executive Officers” section of this proxy statement. The NEOs for fiscal 2021 are listed below.

Name	Title
Tamara L. Lundgren	Chairman, President and Chief Executive Officer (“CEO”)
Richard D. Peach	Executive Vice President, Chief Financial Officer & Chief Strategy Officer (“CFO”)
Michael R. Henderson	Senior Vice President and President, Operations
Steven G. Heiskell	Senior Vice President and President, Products & Services
Peter B. Saba	Senior Vice President, General Counsel and Corporate Secretary

Shareholder Outreach and Say-on-Pay Advisory Vote Results

The Compensation Committee seeks to align the Company’s executive compensation program with the interests of the Company’s shareholders. On an annual basis the compensation of our NEOs, as disclosed in our annual proxy statement, is submitted to our shareholders for a non-binding advisory vote (“Say-on-Pay”). At our 2021 annual meeting, approximately 75% of the votes cast were in favor of the advisory resolution to approve our executive compensation program.

In order to gain a better understanding of any shareholder concerns and to identify areas for improvement within our executive compensation programs, we began a formal annual investor outreach process seven years ago. These discussions have involved the Chair of the Board, our Lead Independent Director, and the Chair of the Compensation Committee, as appropriate.

As part of our annual outreach efforts, we proactively reached out to investors holding approximately two-thirds of our outstanding shares, engaging with investors representing approximately 30% of our outstanding shares in response. Discussions with investors and shareholder Say-on-Pay voting are key drivers in our compensation design to continue alignment between our compensation programs and the interests of shareholders.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	39

Compensation Discussion and Analysis

Summary of Actions Taken in Response to Shareholder Feedback

The Company values investor feedback and will continue to seek feedback through engagement initiatives to align our executive compensation programs with shareholder expectations. Shareholder feedback has influenced a number of changes to our executive compensation program in recent years, including:

✓  We revised the annual incentive plan to include an EBITDA metric, and we increased overall weighting towards financial performance metrics.

✓  We restructured the annual incentive plan safety metric to encompass environmental, health, and safety (EH&S) performance.

✓  We revamped the proxy statement to provide greater clarity regarding our compensation philosophy, the link between short- term and long-term pay and value creation, and how the compensation plans fit within the Company’s long-term strategy.

✓ We revised our compensation peer group to better reflect companies with similar quantitative and qualitative characteristics.

✓  We revised the selection of our performance peer group using a quantitative and qualitative approach similar to that used for selecting the compensation peer group, while also reflecting companies in our industry which are viewed as traditional peers but may not be appropriate (e.g., too large) for purposes of comparing compensation.

✓ We restructured the Company’s long-term performance share plan to use metrics which we believe provide better alignment with the experience of shareholders.
✓ We increased the performance period for performance share awards to three years.
✓ We capped non-income statement metrics in annual incentive plans at 1.0x if adjusted earnings per share were below threshold and at 0.5x if adjusted earnings per share were negative.

✓  We enhanced the proxy statement disclosure of our long-term incentive performance metrics, including disclosure of why we have chosen specific metrics, their alignment with shareholder interests, and disclosure of additional information on how the target levels were determined.

✓  We included a “positive TSR” modifier in our performance share awards whereby if our TSR is negative when measured over the full performance period, the maximum TSR payout factor is limited to 1.0x even if the relative TSR would have resulted in a greater payout factor.

✓  We instituted a clawback policy regarding recovery of incentive compensation.

✓  We removed accelerated vesting upon retirement and included a two-year service requirement and continued vesting feature in our RSU awards for retirement-eligible employees.

How Executive Pay is Linked to Company Performance

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value by paying for performance consistent with what our Compensation Committee views as an acceptable risk profile. The foundation of our compensation philosophy is to:

•	Promote creation of long-term shareholder value;

•	Recruit and retain qualified, high performing executive officers;

•	Motivate high levels of performance; and

•	Be competitive in the market for talent.

Our executive compensation program emphasizes delivering compensation at a competitive market level which will allow executive officers who demonstrate consistent on-target performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. When performance is above target over the long term, we believe the program will reward executives above the competitive median. Conversely, the program will provide less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on the Company’s performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.

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Compensation Discussion and Analysis

Summary of our Executive Compensation Program

Set forth below is a summary of our executive compensation practices.

•	We seek and carefully consider shareholder feedback regarding our compensation practices

•	We link our executive compensation to our performance

–	More than 80% of the target compensation for the CEO and 70% of the target compensation for the NEOs other than the CEO are “at-risk.”

–

We select metrics in our short-term annual incentive plans that are expected to drive long-term shareholder value and metrics in our long-term incentive plan that are intended to reflect creation of shareholder value.

–

For the CEO, the fiscal 2021 Annual Performance Bonus Program (“APBP”) metrics were linked to earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share (“EPS”), operating cash flow, strategic objectives, and environmental, health and safety (“EH&S”) performance.

–	For NEOs other than the CEO, the fiscal 2021 Annual Incentive Compensation Plan (“AICP”) metrics were linked to EBITDA, EPS, operating cash flow, and EH&S performance.

–

For NEOs, including the CEO, the non-income statement metrics in the annual incentive plans (i.e., EH&S performance and operating cash flow) would be capped at 0.5x if adjusted EPS were negative and at 1.0x if adjusted EPS were below threshold (0.25x) in fiscal 2021.

–

50% of the long-term equity awards are performance share awards that vest following the end of a three-year performance period based on Company performance during the period. For performance share awards granted in fiscal 2021, the metrics are based 50% on relative TSR and 50% on ROCE.

–

50% of the long-term equity awards are time-vested RSUs which vest ratably over a five-year time period and are intended to incentivize executives to create shareholder value through stock price appreciation.

–

Metrics and targets for incentive plans are based on the Company’s strategic and business plans and annual budgets that are reviewed by the full Board and are analyzed and tested for reasonableness before Committee approval at the beginning of the performance period. The Committee actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

•	Peer group appropriateness

–

Beginning with fiscal 2016, the process for selecting the Company’s compensation peer group was changed to identify a mix of companies which the Committee believes provides a more comparable aggregate benchmark. Quantitative and qualitative criteria were applied to better reflect current market capitalization and revenue parameters and to expand the qualitative assessment of potential compensation peers to focus on position in the value chain and exposure to international markets.

–	For fiscal 2021, our benchmarking compensation peer group included 14 companies that the Committee believed reflected appropriate industry, size, geographic scope, and market dynamics.

•	Stock ownership and retention requirements

–	We have adopted stock ownership guidelines to promote long-term alignment of the interests of our shareholders and our officers, as discussed on page 56.

–	Once officers achieve compliance, they must also retain at least 50% of shares that vest thereafter for at least three years.

•	Double-trigger for cash severance payments and benefits in change-in-control agreements

–

Our change-in-control agreements are double trigger, i.e., a change in control plus termination of the executive’s employment by the successor company without cause or by the executive for good reason are required to trigger cash severance payments and benefits.

–	No excise tax gross-ups in any new or modified change-in-control agreements.

•	Risk mitigation measures

–	We use a mix of annual and long-term incentive awards and overlapping performance periods to drive current performance in light of long-term objectives.

–	The complementary and diverse performance metrics across our plans are designed to drive balanced decision-making, consistent with our model of shareholder value creation.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	41

Compensation Discussion and Analysis

–	Annual incentive plans cap or limit payments when earnings results are negative or below threshold.

–

We include a “positive TSR” modifier in our performance share awards whereby if our TSR is negative when measured over the full performance period, the maximum TSR payout factor is limited to 1.0x even if the relative TSR would have resulted in a greater payout factor.

–	Committee reserves discretion in payment of short-term incentives.

•	Minimal perquisites

–	Perquisites totaled less than $50,000 in fiscal 2021 for the CEO and $0 for each other NEO.

•	Independent compensation consultant

–	The Committee directly retains Pearl Meyer as its compensation consultant. Pearl Meyer does not provide any other services to the Company.

•	Clawback policy to recapture incentive compensation

–	We have adopted a clawback policy to recapture incentive compensation in the event of certain acts of fraud or misconduct that result in the material restatement of the Company’s financial results.

Fiscal 2021 Business Performance

Safest Year in Company’s History. Our recordable incident rate in fiscal 2021 was the lowest recorded in our Company’s history, driven by our team’s commitment to safety training, hazard awareness, and continuous improvement. 93% of our facilities did not experience a lost time injury in fiscal 2021.

Achieved 100% Net Carbon-free Electricity Use. We achieved our goal of 100% net carbon-free electricity use in fiscal 2021—a year ahead of schedule.

Best Operating Performance in a Decade. In fiscal 2021, we delivered our best operating performance in a decade, underpinned by a combination of strong global market conditions for recycled metals, productivity benefits from our multi-year strategic initiatives, including the transition to our “One Schnitzer” operating platform, and decarbonization trends, including the increased demand for recycled metals. Despite challenges from the COVID-19 pandemic, logistics constraints, and labor shortages, we continued to broaden our supply flows and diversify our sales base, leading to year-over-year growth in both our ferrous and nonferrous sales volumes.

Our results were impacted by a fire in May 2021 at our Cascade steel mill. There were no injuries to personnel, and property loss and damage were limited to the mill’s melt shop. Following substantial completion of the replacement and repair of property and equipment lost or damaged due to the fire, we began ramping up production at the steel mill in mid-August, several months ahead of schedule. As a result of the production outage, finished steel sales volumes decreased year over year.

Generated $190 million of Operating Cash Flow. Our profitability and strong working capital management enabled us to generate operating cash flow of $190 million in fiscal 2021. We reduced our debt to its lowest level since fiscal 2005, while continuing to invest in key strategic initiatives to deliver growth and return capital to our shareholders through quarterly dividend payments. We have paid a dividend every quarter since becoming a public company in 1993.

Progressed Implementation of Advanced Metal Recovery Technologies. We continued to progress the implementation of our advanced metal recovery technology systems, including the ramp-up of production at new systems we installed in California and Georgia. The new technologies encompass advanced copper separation, advanced aluminum separation, and primary nonferrous recovery. In fiscal 2021, we commissioned five new systems. We expect to complete the commissioning of the remaining eight systems in fiscal 2022. Our objective of extracting more nonferrous metals from our shredding activities is a significant value-added process and is directly aligned with global decarbonization, environmental impact, and demand trends.

Increased Ferrous and Nonferrous Sales Volumes. Our focus on commercial initiatives to broaden supply flows and further diversify our sales base enabled us to increase our ferrous and nonferrous sales volumes in fiscal 2021 by 11% and 8%, respectively, compared to the prior fiscal year. Additionally, we made significant progress on our objective to increase sales volumes with the acquisition of eight metals recycling facilities in the southeastern U.S., a region expected to see a significant increase in electric arc furnace steelmaking capacity in the coming years. The transaction closed in early fiscal 2022.

Pay Commensurate with Performance. Finally, our strong operating performance has translated into strong financial and stock price performance for the period ending fiscal 2021, helping us to continue delivering pay commensurate with performance.

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Compensation Discussion and Analysis

(1)	3-year average represents pre-COVID years of FY17, FY18, and FY19

(2)

Adjusted EPS and adjusted EBITDA are non-GAAP financial measures. ROCE includes in its calculation adjusted net income which is also a non-GAAP financial measure. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation to the most directly comparable GAAP financial measures is provided in Appendix A to this Proxy Statement.

(3)

ROCE is equal to adjusted net income from continuing operations attributable to the Company, excluding interest expense (net of tax), divided by average capital (average of the last day of the fiscal year and the four preceding fiscal quarters of the Company’s consolidated total assets less consolidated total liabilities other than debt and capital lease obligations).

Our fiscal 2021 compensation program links pay to performance. Our fiscal 2021 results represent the best operating performance in a decade, including the highest EPS since fiscal 2008. We strengthened our core operations through productivity initiatives, progressed strategic investments in advanced metal recovery technologies and increased our sales volumes. Our profitability led to strong operating cash flow, which enabled us to reduce our debt to the lowest level since 2005, while continuing to return capital to shareholders and invest in our strategic initiatives to deliver growth. Fiscal 2021 was also the safest year recorded in our Company’s 116-year history.

As a result of our performance, the overall Annual Performance Bonus Program (“APBP”) performance multiple for the CEO was 2.79x and the overall Annual Incentive Compensation Plan (“AICP”) performance multiple for the other NEOs was 1.88x.

The Executive Compensation Process

Role of the Compensation Committee. The Committee is responsible for:

•	Developing and making recommendations to the Board with respect to our compensation policies and programs;

•	Determining the levels of all compensation to be paid to the CEO and other NEOs (including annual base salary and incentive compensation, equity incentives, and benefit plans); and

•	Administering and granting stock options, performance shares, RSUs, and other awards under our 1993 Amended and Restated Stock Incentive Plan (“SIP”).

The Committee cannot delegate this authority. The Committee regularly reports its activities to the Board.

The Committee comprises five directors, each of whom has been determined by the Board to be independent under our Corporate Governance Guidelines, applicable SEC and NASDAQ rules, and IRS regulations. Currently, the members of the Committee are Judith A. Johansen, Chair, Wayland R. Hicks, Rhonda D. Hunter, David L. Jahnke, and Michael W. Sutherlin. The Committee operates pursuant to a written charter (available on the Company’s website at https://www.schnitzersteel.com/documents/compensation-committee-charter.pdf) which is reviewed by the Committee on an annual basis and approved by the Board. The Committee meets at least quarterly and more frequently as circumstances require, including in executive session with the Committee’s independent compensation consultant. In fiscal 2021, the Committee held five meetings.

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Compensation Discussion and Analysis

Use of Compensation Consultants. The Committee has authority to retain compensation consultants to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Committee directly retained Pearl Meyer as its compensation consultant for fiscal 2021. In fiscal 2021, Pearl Meyer performed, among others, the following services for the Committee:

•	Attended Committee meetings by telephone and in person as requested by the Committee and participated in executive sessions without management present; and

•

Provided input and participated in discussions related to CEO annual and long-term incentive plan goal design and metrics and other NEO annual and long-term incentive plan design and metrics for fiscal 2021.

The Committee’s independent compensation consultant provides information and data to the Committee from its surveys, proprietary databases, and other sources, which the Committee utilizes along with information provided by management and obtained from other sources. In making its decisions, the Committee reviews such information and data provided to it by its independent compensation consultant and management and also draws on the knowledge and experience of its members as well as the expertise and information from within the Company, including from the human resources, legal, and finance groups. The Committee considers executive and director compensation matters at its quarterly meetings and at special meetings as needed based on our annual compensation schedule.

Pearl Meyer and its affiliates did not perform any additional services for the Company or any of its affiliates in fiscal 2021. The Committee has assessed the independence of Pearl Meyer pursuant to the applicable rules and determined that its engagement does not raise any conflict of interest.

Separately, the Company retained Willis Towers Watson to provide management with performance data for the relative TSR calculation under the Company’s Long-Term Incentive Plan (“LTIP”) and to estimate the grant date fair value of the LTIP performance share awards with a TSR metric.

CEO’s Role in the Compensation-Setting Process. The CEO, with input from Pearl Meyer, makes recommendations to the Committee regarding compensation for the other NEOs. The CEO participates in Committee meetings at the Committee’s request to provide background information regarding our strategic objectives and to evaluate the performance of and make compensation recommendations for the other NEOs. The Committee utilizes the information provided by the CEO along with other information from within the Company, input from its independent compensation consultant, and the knowledge and experience of the Committee members in making compensation decisions. The Chair of the Committee recommends the CEO’s compensation to the Committee in executive session, not attended by the CEO.

Annual Evaluation. The Committee annually evaluates the performance of the NEOs with the input from the CEO and, in executive session, evaluates the performance of the CEO and determines the annual incentive bonuses for all of the NEOs for the prior fiscal year. The Committee also approves the NEOs’ performance objectives for the current fiscal year, reviews and, if appropriate, adjusts their base salaries and annual incentive plan targets, and considers and approves LTIP grants.

Performance Objectives. The Committee approved performance objectives for fiscal 2021 based, in part, on an active dialogue with the CEO regarding strategic objectives and performance targets. Metrics are tied to our strategic and business plans and to annual budgets reviewed by the full Board.

Metrics and targets are analyzed and tested for reasonableness prior to Committee approval at the beginning of the performance period. The Committee actively evaluates the appropriateness and rigor of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. As part of this evaluation, the Committee compares prior year metrics and results and also considers market and business conditions when the targets are established. The Committee believes that consideration of these factors is needed to ensure that targets are aligned with the desired degree of difficulty. The following flowchart provides an overview of the Committee’s process in setting performance goals.

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Compensation Discussion and Analysis

Setting Performance Goals

Competitive Market Overview. While the Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, it believes that information regarding pay practices at peer companies is useful in two respects. First, the Committee recognizes that our compensation practices must be competitive in order to recruit and retain talented executives, and reviewing market pay practices provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the Committee considers in assessing the reasonableness of compensation. Although the Committee considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous quantitative and qualitative review and weighing of the competitive information with other Company and individual performance factors, such as our specific business strategy, financial situation, specific duties and responsibilities, and performance, in making its compensation determinations.

There are few, if any, direct public market peers of an equivalent size. Accordingly, determining market comparisons requires a review of companies in auto and metals recycling and in steel manufacturing, as well as companies in the closely-related mining and raw materials businesses, and in broader industrial and financial markets from which we attract executive talent. In addition, as we interface with customers around the world, we seek specialized and top caliber executive officers from the broad national and international business executive pools. Proxy data from relevant companies, as well as input from the Committee’s compensation consultant, are utilized. Total compensation is periodically compared to the competitive market in setting compensation for executive officers.

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Compensation Discussion and Analysis

The Committee has established a separate performance peer group for purposes of the TSR metric in our fiscal 2021 three-year performance share awards. In developing the performance peer group, we used a quantitative and qualitative approach similar to that used for selecting the compensation peer group while adding companies viewed as traditional peers, who for reasons of size may not be appropriate for purposes of comparing compensation. We removed one company from the performance peer group for fiscal 2021 as compared to fiscal 2020 because of its shift in industry focus following merger and acquisition activity and we removed one company from the fiscal 2021 performance and compensation peer groups after it was acquired by merger in March 2020. The following table shows the companies in the compensation and performance peer groups used in fiscal 2021:

	Market Capitalization (in $ millions)(1)	Annual Revenue (in $ millions)(1)	Fiscal 2021 Compensation Peer Group	Fiscal 2021 Performance Peer Group
Allegheny Technologies Inc.	2,273	2,565	X	X
Arch Resources, Inc.	1,158	1,551	X
Carpenter Technology Corporation	1,603	1,476	X
Century Aluminum Co.	1,155	1,754	X	X
Cleveland-Cliffs Inc.	11,729	12,996	X	X
Coeur Mining, Inc.	1,812	875	X	X
Commercial Metals Co.	3,934	6,108	X	X
Gerdau S.A.	8,955	11,860		X
Hecla Mining Co.	3,302	817	X	X
Kaiser Aluminum Corporation	2,002	1,593	X
Minerals Technologies Inc.	2,642	1,728	X	X
Nucor Corporation	34,527	25,994		X
Ryerson Holding Corporation	891	4,251	X
Sims Metal Management Ltd.	2,233	4,348	X	X
Steel Dynamics Inc.	13,776	12,942		X
SunCoke Energy Inc.	577	1,337	X	X
TimkenSteel Corp.	632	1,018	X
United States Steel Corporation	7,226	13,591		X
Schnitzer Steel Industries, Inc.	1,302	2,378

(1)	Market capitalization data is as of August 31, 2021 and annual revenue data is as of the last 12 months ended August 31, 2021.

Structure of Compensation Program

Our executive compensation program consists of the items described below.

	Program	Purpose	Relevant Performance Metrics
Annual	Base Salary	To provide a competitive foundation and fixed rate of pay for the position and associated level of responsibility	Not Applicable
	Annual Performance Bonus Program (APBP) for CEO	To incentivize CEO achievement of annual operating, financial, and management goals	EPS EBITDA EH&S(1) Operating Cash Flow Strategic Objectives
	Annual Incentive Compensation Plan (AICP) for other NEOs	To incentivize achievement of annual operating, financial, and management goals	EPS EBITDA EH&S Operating Cash Flow
Long-Term	Restricted Stock Units	To focus NEOs on long-term shareholder value creation	Absolute share price appreciation
	Performance Share Awards	To focus NEOs on achievement of financial goals and long-term shareholder value creation	Relative Total Shareholder Return (TSR) Return on Capital Employed (ROCE)

(1)	Reflects Lost Time Incident Rate (“LTIR”), Total Case Incident Rate (“TCIR”) and multiple environmental and safety performance activities.

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Compensation Discussion and Analysis

For performance shares awarded in fiscal 2021, the performance period is three years, and the following metrics are utilized:

•	Relative TSR against a peer group of companies with similar financial and operational characteristics (50% weighting); and

•	ROCE against specific targets over the three-year performance period (50% weighting).

Working with its independent compensation consultant, the Committee determined that TSR provides alignment with the experience of shareholders and that ROCE, which measures how effectively we employ our capital over time, promotes efficient use of capital and long-term growth to create sustainable value for our shareholders.

The Committee believes that our compensation programs provide an appropriate balance between:

•	fixed and at-risk pay; and

•	short-term and long-term incentives.

While the Committee focuses on the total compensation opportunity for the NEO and not on a specific percentage of total compensation for any particular element, a substantial portion of the compensation opportunity beyond base salary is at-risk and must be earned based upon achievement of annual and long-term performance goals. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the NEO’s position and the opportunity for that position to influence performance outcomes; the relative levels of compensation are based on differences in the levels and scope of responsibilities of the NEOs. Generally, the more senior the level of the NEO and the broader his or her responsibilities, the greater the amount of pay opportunity that is variable.

The relationship between fixed and variable pay in our compensation program is illustrated by the following charts, which show (i) the relative portions of base salary, target annual incentive, and target value of equity awards that, in aggregate, comprised the fiscal 2021 target total direct compensation of our CEO and of our other NEOs, and (ii) the relative portions of base salary, actual annual incentive, and grant date fair value of the equity awards that, in aggregate, comprised the fiscal 2021 actual total direct compensation of our CEO and our other NEOs.

Chief Executive Officer—Total Direct Compensation—Fiscal 2021

Named Executive Officers other than the CEO—Total Direct Compensation—Fiscal 2021

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Compensation Discussion and Analysis

Components of Compensation

Base Salary. Base salaries paid to NEOs are intended to attract and retain highly talented individuals. The Committee reviews the base salaries of our NEOs on an annual basis. Base salaries for NEOs are established on the basis of their individual performance and relevant business skills, scope of duties, and sustained contributions to our success, as well as competitive information as to similar positions in other relevant companies, taking into consideration relative company size and geographic location.

Effective November 2020, the Committee approved salary increases for the NEOs of 3%.

Annual Incentive Programs. The Committee approves annual performance-based compensation under the CEO’s employment agreement and, for the other NEOs, under the AICP, as described below. A target bonus, expressed as a percentage of either base salary as of the end of the fiscal year or base salary paid during the fiscal year, is established for each NEO. The CEO’s target bonus percentage is specified under her employment agreement (see “Employment Agreements”). For other NEOs, the Committee annually reviews the target bonus percentages and approves any adjustments, which generally take effect immediately and apply on a prorated basis to bonuses payable for the current fiscal year.

Annual Performance Bonus Program for the CEO. The employment agreement between the Company and the CEO provides for an annual bonus program consisting of two parts: a bonus based on achievement of Company financial performance goals and a bonus based on achievement of management objectives, each of which comprise 50% of the total bonus. The total target bonus opportunity under both components for each fiscal year is stated in her employment agreement to be 150% of her base salary as of the fiscal year-end, with half of the total target bonus allocated to each part. The CEO’s employment agreement also provides that the maximum bonus payment is 3x target. The CEO’s target bonus percentage and maximum bonus percentage have remained unchanged since May 2011.

For the first part of the CEO’s annual bonus program which is based on Company financial performance, the Committee established adjusted EBITDA and adjusted EPS as the relevant metrics for the financial performance component of the CEO’s fiscal 2021 annual bonus program.

The second part of the CEO’s annual bonus program is based on the achievement of management objectives established by the Committee. As part of its annual process, the Committee selects key objectives, the successful completion of which it believes will tie most closely to the achievement of the Company’s strategic objectives and be linked to the creation of long-term shareholder value. While the Committee believes that maintaining consistency in the objectives established from year-to-year is important, it makes changes as warranted by the Company’s strategic priorities and the overall market environment.

The Committee established three management objectives for fiscal 2021:

•

To continue to improve the Company’s safety performance and advance the Company’s EH&S culture by tracking leading environmental and safety performance activities, reflecting our ongoing, multi-year focus in this area.

•	Achieving operating cash flow targets as a reflection of improved profitability and working capital management.

•

Executing certain strategic objectives, including optimizing the Company’s operating platform, efficient use of capital, enhancing organizational structure and management development, volume growth, and increasing operating margins. The Committee determined that these objectives are strategically important for our business platform, and the focus on these metrics in the CEO’s fiscal 2021 annual bonus program reflects the vital role the CEO’s leadership plays in ensuring execution of the Company’s strategic plan. Measurement of the achievement of these strategic objectives by the Committee is based on the annual performance evaluation of the CEO and on quantitative factors with respect to the metrics relating to volume growth, operating margin, and capital.

The Committee chose these management objectives since it considered achievement of such goals as critical to both the immediate and long-term profitability of the Company. In particular, the Committee assigned a weighting of 40% of the management objectives component of the CEO’s annual bonus performance program (overall APBP weighting of 20%) to the strategic objectives because they viewed achievement of those objectives as not only benefiting fiscal 2021 earnings and operating cash flow but also as being critical to future Company performance and shareholder value.

For fiscal 2021:

•	Target for adjusted EBITDA at $150 million was set at 69% higher than estimated fiscal 2020 results.

•	Target for adjusted EPS at $2.06 was set significantly above the fiscal 2020 actual result of $0.53.

•

The EH&S metric targets were based on improvements from selected historical levels, progress toward industry benchmarks, and our ongoing focus on improving the scope, quality and effectiveness of these metrics, including the inclusion in fiscal 2021 of an EH&S scorecard to track leading environmental and safety performance activities across the entirety of the Company’s operations.

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Compensation Discussion and Analysis

•	The target for adjusted operating cash flow at $114 million was based on assumptions regarding increased operating income and volumes, and changes in working capital.

•

The non-income statement metrics in the annual incentive plans (i.e., EH&S performance and operating cash flow) would be capped at 0.5x if adjusted EPS were negative and at 1.0x if adjusted EPS were below 0.25x of target.

Fiscal 2021 APBP Results

•

Strong performance on both the financial and management objectives components driven in large part by the significant increase in adjusted EPS and adjusted EBITDA year-over-year and the results in the adjusted operating cash flow and strategic objectives metrics.

•

Our fiscal 2021 results represent the best operating performance in a decade, including the highest EPS since fiscal 2008. We strengthened our core operations through productivity initiatives, progressed strategic investments in advanced metal recovery technologies and increased our sales volumes. Our profitability led to strong operating cash flow, which enabled us to reduce our debt to the lowest level since 2005, while continuing to return capital to shareholders and invest in our strategic initiatives to deliver growth.

•

Fiscal 2021 was the safest year recorded in our Company’s 116-year history. This is the third consecutive year that we achieved a historical best recordable incident rate, and 93% of our facilities did not experience a lost time injury in fiscal 2021. We operated continuously throughout the COVID-19 crisis, deploying health, safety, and wellness protocols, rolled out training, and engaged in steady communications across our platform to ensure the safety of our people, our customers, our suppliers, and all who visit our sites.

•	The overall multiple for performance during fiscal 2021 under the APBP was 2.79x.

•

Total cash annual incentive payment to the CEO for fiscal 2021 under the APBP was $4.97 million. This amount is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

The following table shows the fiscal 2021 APBP goals and the results of each goal:

Fiscal 2021 APBP Results

	Financial Performance Goal and Management Objectives										Payout Multiple
Metric	0.0x		0.25x		1.00x		2.00x		3.00x	Results		Weighting	Total
Adjusted EPS(1)	$0	$	0.86	$	2.06	$	3.33	$	3.83	$ 6.23	3.00	25%
Adjusted EBITDA(2)	$72	$	105	$	150	$	194	$	212	$ 294	3.00	25%
EH&S:
Metals
TCIR	1.78		1.74		1.51		1.42		1.34	1.25
LTIR	0.37		0.36		0.33		0.31		0.29	0.35
EH&S Scorecard	65%		75%		90%		N/A		N/A	96%
Metals Average Multiple											1.50
Autos
TCIR	1.55		1.51		1.32		1.24		1.17	2.07
LTIR	0.82		0.80		0.70		0.66		0.63	0.08
EH&S Scorecard	65%		75%		90%		N/A		N/A	0.95
Autos Average Multiple											1.33
Steel Mill
TCIR	4.22		4.11		3.17		2.95		2.79	3.04
LTIR	2.24		2.18		1.68		1.57		1.49	0.76
EH&S Scorecard	65%		75%		90%		N/A		N/A	0.96
Steel Mill Average Multiple											2.30
EH&S Weighted Average Multiple(3)											1.59	15%
Adjusted Operating Cash Flow (in millions)(4)	$41	$	74	$	114	$	153	$	171	$ 206	3.00	15%
Strategic Objectives(5)											3.00	20%

Payout Multiple Earned													2.79

(1)

Adjusted EPS for fiscal 2021 was defined as the Company’s reported diluted earnings per share for fiscal 2021 before significant non-recurring and extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the impact of the following items: charges in

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Compensation Discussion and Analysis

fiscal 2021 for the impairment of goodwill or other assets (“Impairments”); changes in environmental liabilities recorded in fiscal 2021 in connection with the Portland Harbor Superfund Site or certain other sites (the “Sites”) for investigation and remediation costs and natural resource or other damage claims (“Environmental Accruals”); the fines, penalties, indemnities, fees, costs and expenses incurred in fiscal 2021 in connection with the Sites (net of any insurance or other reimbursements and excluding Environmental Accruals) (“Environmental Expenses”); restructuring charges and other exit-related expenses taken by the Company in fiscal 2021 (“Restructuring Charges”); any impacts on net income, including financing charges, in fiscal 2021 as a result of any business acquisitions or business combinations completed or reviewed (including incremental costs incurred solely as a result of the transaction, whether or not consummated) in fiscal 2021 (“Acquisition Items”); any charges to reduce the recorded value of any inventory to net realizable value in connection with significant macroeconomic events (“NRV Charges”); incremental accelerated depreciation recorded in fiscal 2021 related to certain equipment assets which are made obsolete by new technology investments (“Accelerated Depreciation”); any charges taken by the Company in fiscal 2021 related to the settlement of any third-party claims in connection with an electricity utility matter (“Utility Charges”); any impacts in fiscal 2021 resulting from major changes in federal or state tax laws (“Tax Reform”); and the discrete income tax impact of the foregoing adjustments as certified by the Audit Committee based on recommendation of the Company’s CFO (“Tax Impacts”).

(2)

Adjusted EBITDA for fiscal 2021 was defined as the Company’s reported earnings before interest, taxes, depreciation and amortization for fiscal 2021 before significant non-recurring and extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the impact of the following items: Impairments; Environmental Accruals; Environmental Expenses; Restructuring Charges; Acquisition Items; NRV Charges; Accelerated Depreciation; Utility Charges; Tax Reform; and Tax Impacts.

(3)	Weighted average EH&S multiple weighted 40% Metals, 40% Autos, and 20% Steel Mill.

(4)

Adjusted operating cash flow for fiscal 2021 was defined as the Company’s net cash provided by operating activities for fiscal 2021 before significant non-recurring and extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the cash impact of the following items: Environmental Expenses; Restructuring Charges; Acquisition Items; Accelerated Depreciation; Utility Charges; Tax Reform; and Tax Impacts.

(5)	See “Fiscal 2021 APBP Results” below for a discussion of the strategic objectives metric.

Fiscal 2021 AICP Results for Other NEOs

Our NEOs, other than the CEO, participate in the AICP.

•	Recognizes overall Company performance and business line EH&S performance.

•	Target bonuses based on a percentage of actual base salary paid during the fiscal year are established for the applicable NEO under the AICP.

–	Target bonus percentages remained unchanged for fiscal 2021 for Messrs. Peach, Henderson and Heiskell at 100% and Mr. Saba at 75%.

–	Differences in target bonus percentages among the NEOs reflect their varying levels of responsibility, expertise, experiences, development within roles, and positions within the industry.

For fiscal 2021, the Committee established a series of performance targets based on the Company’s adjusted EPS, adjusted EBITDA, EH&S, and operating cash flow, which utilized the same adjustments as in the fiscal 2021 APBP. In addition, consistent with the metrics used in the fiscal 2021 APBP, the Committee determined to use adjusted operating cash flow and EH&S performance as the other operating metrics for the fiscal 2021 AICP to complement the financial AICP metrics. Also consistent with the fiscal 2021 APBP, the non-income statement metrics under the fiscal 2021 AICP (i.e., EH&S performance and operating cash flow) would be capped at 0.5x in the event adjusted EPS were negative and at 1.0x if adjusted EPS were below threshold (0.25x). For additional discussion on the target levels set for each of the fiscal 2021 AICP performance goals, see the discussion of that goal under the fiscal 2021 APBP on page 49.

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Compensation Discussion and Analysis

The following table shows the fiscal 2021 AICP performance goals and the results of each goal:

Fiscal 2021 AICP Performance Goals

	Performance Goals				Payout Multiple
Metric	0.25x	1.00x	2.00x	Results		Weighting	Total
Adjusted EPS	$0.86	$2.06	$3.33	$6.23	2.00	25%
Adjusted EBITDA	$105	$150	$194	$294	2.00	35%
EH&S:
Metals
TCIR	1.74	1.51	1.42	1.25
LTIR	0.36	0.33	0.31	0.35
EH&S Scorecard	75%	90%	N/A	96%
Metals Average Multiple					1.17
Autos
TCIR	1.51	1.32	1.24	2.07
LTIR	0.80	0.70	0.66	0.08
EH&S Scorecard	75%	90%	N/A	95%
Autos Average Multiple					1.00
Steel Mill
TCIR	4.11	3.17	2.95	3.04
LTIR	2.18	1.68	1.57	0.76
EH&S Scorecard	75%	90%	N/A	96%
Steel Mill Average Multiple					1.79
EH&S Weighted Average Multiple(1)					1.23	15%
Adjusted Operating Cash Flow (in millions)	$74	$114	$153	$206	2.00	25%

Payout Multiple Earned							1.88

(1)	Weighted average EH&S multiple weighted 40% Metals, 40% Autos, and 20% Steel Mill.

The following table summarizes the overall AICP payouts:

Named Executive Officer	Payout(1)
Richard D. Peach	$1,380,719
Michael R. Henderson	$1,192,740
Steven G. Heiskell	$1,044,826
Peter B. Saba	$739,302

(1)	These amounts are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for each of these NEOs.

Long-Term Incentive Program

LTIP awards are made by the Committee pursuant to our Policy on Employee Equity Awards, which was adopted by the Board in April 2007 and sets forth the process for granting equity awards. LTIP awards made to NEOs are generally based on grant guidelines expressed as a percentage of salary. Grant guidelines for NEOs other than the CEO are developed each year based on a review of (a) market-based LTIP grant levels, as assessed by both the Committee’s and management’s consultants, (b) prior year grant levels, and (c) CEO recommendations, taking into account performance and internal pay equity considerations, including the relative scope of the business responsibilities of each NEO, the markets in which his or her business segment operates, and his or her individual performance. Grant guidelines for the CEO are developed each year by the Committee based on a review of market-based LTIP grant levels, prior year grant levels, and an exercise of its discretion, taking into account CEO performance. Our practice generally has been to determine annual LTIP award levels and to make grants in November of each fiscal year. The grant date fair values of LTIP awards made to each of our NEOs are disclosed in the “Stock Awards” column of the “Summary Compensation Table”.

LTIP award values are split equally between RSUs (time-vested awards) and performance shares (performance-based awards). In determining the 50/50 split between RSUs and performance shares, the Committee considered several factors, including (i) the relatively longer five-year vesting period of the Company’s RSUs as compared to the typical three-

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Compensation Discussion and Analysis

year vesting schedule for restricted stock and stock options adopted by our peers; (ii) the cyclical nature of our business, which makes it difficult to assess forward-looking performance; and (iii) stock price volatility within the TSR component of the performance share awards (as discussed further below), which is often driven by market forces beyond our control.

Fiscal 2021 Grants. The LTIP award level approved in fiscal 2021 for the CEO was 316% of her base salary at the time of the award. The grant levels for the other NEOs as a percentage of base salary were 136% for Mr. Peach, 123% for Mr. Henderson, 141% for Mr. Heiskell, and 99% for Mr. Saba. These grants placed the officers at the levels deemed by the Committee to be appropriate and reasonable in light of their respective performance, expertise, experience, and development within roles and responsibilities. In designing the LTIP, the Committee sought to make awards within a broad range on either side of the market median to individualize the award to the level of responsibility and performance of the recipient.

RSUs. The objective of RSUs is to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return and to create incentives for NEOs to remain with the Company for the long term. Awarded RSUs generally vest over five years. Since fiscal 2007, we have granted RSUs instead of stock options to NEOs and other key employees to increase the equity ownership of senior management and provide a time-based incentive that the Committee believes better meets its compensation objectives. See “All Other Stock Awards: Number of Shares of Stock or Units” in the “Grants of Plan-Based Awards in Fiscal 2021” table.

Performance Shares. Performance-based long-term incentive awards payable in our common stock are designed to focus our NEOs on the achievement of long-term objective performance goals established by the Committee and vest only to the extent those performance goals are met. Because awards are based on a three-year performance period, they maximize the leverage of both short- and long-term performance. The impact of a single year’s performance is felt in each of three performance share grants that are outstanding at any given time, so that strong performance must be sustained every year in order to provide favorable payouts. This element of executive compensation closely connects NEOs to the Company’s financial and stock performance over the short- and long-term.

A participant generally must be employed by us on the October 31 following the end of the performance period to receive an award payout, although adjusted awards, pro-rated based on the period of employment during the performance period, will be paid subject to the terms of the applicable award agreement if employment terminates earlier on account of death, disability, retirement, termination without cause after the first year of the performance period, or a sale of the Company. Awards will be paid in Class A common stock as soon as practicable after the October 31 following the end of the performance period. Violation of certain non-competition covenants during the first year following termination of employment will trigger an obligation to repay any award paid out in the preceding year. See the “Stock Awards” column in the “Summary Compensation Table” and “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in Fiscal 2021” table.

Selection of Fiscal 2021-2023 Metrics for Performance Shares. For performance shares awarded in November 2020, the following metrics were utilized:

•	TSR relative to a peer group of companies with similar financial and operational characteristics; and

•	ROCE against specific targets over the performance period.

We believe TSR is an appropriate measure because it inherently reflects relevant financial and operational results as share price is a reflection of our current and expected future performance, and it directly links a significant portion of NEO compensation to shareholder value creation. ROCE, which measures how effectively we employ our capital over time, was chosen to promote efficient use of capital and long-term growth to create sustainable value for our shareholders. ROCE balances the cyclical nature of commodity prices and the investments required to support working capital. In tandem, we believe that these two metrics drive the behaviors of our management team in ways that are intended to create the most value for our shareholders.

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Compensation Discussion and Analysis

The below chart summarizes the calculation and expected payouts under the relative TSR and ROCE metrics, respectively:

	TSR	ROCE
Calculation

TSR, including reinvested dividends, will be calculated for each year of the three-year performance period for the Company and each performance peer group company, except that for the first year of the performance period TSR is measured from the grant date of the award to the fiscal year end. The TSR of the Company and each of the performance peer group companies is then ranked based on their respective TSR’s from lowest to highest. The average of the Company’s TSR percentile rank for each of the three fiscal years will then be used to determine the overall relative level of TSR performance.

The ROCE metric is based on the average of the ROCE achieved by the Company in each of the three years of the performance period. ROCE for each year is defined as (a) net income, excluding interest expense, divided by (b) average capital employed which is generally equal to total assets minus total liabilities other than debt and finance lease liabilities. ROCE for each fiscal year will be adjusted to eliminate the impacts of impairments of goodwill or other assets; certain environmental accruals and expenses; restructuring charges and other exit-related activities; business acquisitions or combinations completed or reviewed in fiscal 2023; incremental accelerated depreciation related to certain equipment assets which are made obsolete due to new technology investments; charges related to the settlement of any third-party claims in connection with an electricity utility matter; changes in accounting principles; charges to reduce the recorded value of any inventory to net realizable value; major changes in federal or state tax laws; and the discrete income tax impact of the foregoing adjustments.

Considerations

The Compensation Committee determined that using a three-year average of the Company’s relative TSR in each year of the performance period was warranted to limit the possibility of disproportionate payouts, either positive or negative, as a result of sharp stock price movements toward the end of the three-year performance period. The performance share award also contains a “positive TSR” modifier whereby if our TSR is negative when measured over the full performance period, the maximum TSR payout factor is limited to 1.0x even if the relative TSR would have resulted in a greater payout factor. In addition, the performance share award contains an overall cap which provides that the maximum value (including stock price appreciation) of shares payable under the TSR metric at the time of payment is limited to 4.0x the value of the target number of shares under the TSR metric on the date of grant of the performance share award. See “The Executive Compensation Process – Competitive Market Overview” for the listing of performance peer group companies used in fiscal 2021.

The Committee established the ROCE performance targets based on a variety of factors, including our projected operating budgets, recent historical performance, most recent forecasts and expected impacts of growth initiatives, expected returns on capital expenditures and other uses of capital, and the cyclical nature of our business. In light of these circumstances, the Committee believes this three-year target is challenging but achievable.

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Compensation Discussion and Analysis

	TSR	ROCE

Payout Factor	The TSR payout level will be based on the percentile rank of our three-year average TSR as compared to the performance peer group, as follows:	The ROCE payout level for the fiscal 2021-2023 awards will be determined as follows:

Average TSR Percentile Rank Targets	TSR Payout Factor	Three-Year Average ROCE Performance	ROCE Payout Factor*
less than 25%	0.0x	More than 400 bps below target	0.0x
25%	0.5x	400 bps below target	0.5x
50%	1.0x	At target	1.0x
90% or more	2.0x	390 bps or more above target	2.0x
*

We consider the ROCE targets for uncompleted performance periods to be confidential financial information, the disclosure of which would result in competitive harm to us because they would reveal information about our growth profile and the effects of anticipated capital expenditures and corporate acquisitions, none of which is otherwise made public.

Fiscal 2019-2021 Results and Payouts. For fiscal 2019-2021 performance share awards, the following metrics, which were equally weighted, were utilized:

•	TSR relative to a peer group of companies with similar financial and operational characteristics; and

•	ROCE against specific targets over the performance period.

Relative TSR (50% weighting). The relative TSR targets and corresponding payout factor for the fiscal 2019-2021 performance share awards were as follows:

Average TSR Percentile Rank	TSR Payout Factor

less than 25%	0.0x

25%	0.5x

50%	1.0x

90% or more	2.0x

Fiscal Results		Payout Factor

2019:	88.5%

2020:	44.8%

2021:	78.5%

Average:	70.6%	1.52x

ROCE (50% weighting). We designed our ROCE goals for the fiscal 2019-2021 performance share awards to provide 100% payout if the Company achieved an average ROCE of 12.5% over the three-year performance period. The performance targets and associated performance payout for the ROCE metric for the three-year performance period ended August 31, 2021 were as follows:

ROCE Performance Targets	ROCE Payout Factor
Below 8.7%	0.0x
8.7%	0.5x
12.5%	1.0x
14.8% and above	2.0x

Fiscal Results		Payout Factor
2019:	8.04%
2020:	2.25%
2021:	20.43%
Average:	10.24%	0.70x

The number of shares issued to each NEO under these awards following vesting on October 31, 2021 is shown in the “Outstanding Equity Awards at Fiscal 2021 Year-End” table.

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Compensation Discussion and Analysis

Executive Benefits. Our executive benefits are intended, along with base salary, to provide a competitive fixed pay foundation for the work being performed by the executive. NEOs are eligible to participate in benefit plans available to non-executive employees and to receive additional benefits as described below as part of the compensation package we believe is necessary to attract and retain the desired level of executive talent.

Non-Qualified Deferred Compensation Plan. We maintain a non-qualified Deferred Compensation Plan (“DCP”) intended to comply with Section 409A of the Internal Revenue Code that allows certain management level or highly compensated employees of the Company, including the NEOs, to defer receipt of their base salary, bonuses, and performance-based compensation until a date or dates (or until the occurrence of specified events such as a separation from service or change in control) elected by the employee, in accordance with the terms of the plan. See “Fiscal 2021 Non-Qualified Deferred Compensation” for a further description of the DCP and information regarding compensation payable to the NEOs under the DCP.

Retirement Plans. We maintain 401(k) plans and a Pension Retirement Plan (the “Pension Plan”) for our employees, including the NEOs. The Pension Plan was “frozen” as of June 30, 2006, and no additional benefits have been accrued for participants since that date.

We also maintain a Supplemental Executive Retirement Bonus Plan (“SERBP”) in which the CEO participates. We have not added any participants to the SERBP since 2005. See “Pension Benefits at Fiscal 2021 Year End” for descriptions of the Pension Plan and the SERBP and information regarding benefits payable to the NEOs under the Pension Plan and the SERBP.

Change-in-Control Agreements. To ensure that we offer competitive compensation to our NEOs, and to attract and retain top executive talent, we offer severance benefits under change-in-control agreements as part of our executive compensation packages. The purpose of these agreements is to ensure that we will have the continued attention and dedication of our senior executives during a potential change in control. The Committee believes these agreements are in the best interest of shareholders by providing certainty as to what executives would receive in a change in control, enabling them to remain focused on the business during a period of uncertainty. In April 2008, the Committee approved a change-in-control severance agreement for Mr. Peach. In October 2008, the Committee approved an amended change-in-control agreement with Ms. Lundgren, which amended and restated her change-in-control agreement entered into in March 2006. In 2011, the Committee approved a revised form of change-in-control agreement, which does not include any tax gross-up provisions, and this form has been used for agreements with Messrs. Henderson, Heiskell and Saba. The specific terms of the change-in-control agreements and the potential benefits payable under the agreements are discussed under “Compensation of Executive Officers – Potential Payments Upon Termination or Change-in-Control” below. At the times the agreements currently in effect were approved, the Committee received advice from Pearl Meyer, and the Company received advice from Willis Towers Watson, that the terms were competitive and consistent with market practices.

Indemnity Agreements. We have entered into indemnity agreements with each NEO pursuant to which we agree to indemnify such officer in connection with claims or proceedings involving the officer (by reason of serving as a director or officer of the Company or its subsidiaries), as provided in the agreement.

Other Benefits. Certain executive officers participate in a supplemental executive medical benefits plan which provides full coverage of certain medical and dental expenses (including deductibles and co-payments) not covered by our basic medical and dental plans.

Employment Agreements

We entered into an employment agreement with our CEO in connection with her initial employment. In October 2008, we entered into an amended and restated employment agreement with our CEO, which became effective on December 1, 2008 in connection with her becoming President and CEO, and which superseded the prior agreement. That agreement was further amended in June 2011 and July 2017.

Our CEO’s employment agreement governs the terms and conditions of her employment as CEO through December 1, 2023, provided that on December 1, 2021, and on each December 1 thereafter, the employment agreement automatically extends for an additional one-year period unless we or our CEO elects not to extend the term. On December 1, 2021, her employment agreement was automatically extended for an additional one-year period (i.e., through December 1, 2024). Our CEO’s target bonus of 150% of year-end base salary and a maximum bonus payment of 3x target have remained unchanged since May 2011.

In the event that our CEO’s employment is terminated by us without cause, including our decision not to extend the term of the employment agreement, or by our CEO for good reason and not under circumstances that would give rise to severance payments to our CEO under her change-in-control agreement, our CEO would be entitled to receive severance and other benefits as described under “Potential Payments Upon Termination or Change-in-Control.” These benefits were negotiated as part of her original employment agreement in 2005.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	55

Compensation Discussion and Analysis

Executive Officer Incentive Compensation Recoupment (“Clawback”) Policy

The Company has a written policy to address the recoupment of incentive-based compensation, whether paid in cash or in equity, awarded to or earned by an executive officer whose intentional acts, or failure to act, are responsible in whole, or in part, for the material restatement of the Company’s publicly filed financial statements due to fraud or misconduct, including gross negligence. In the event of such a restatement, the Compensation Committee will determine: (i) the time period involved with, and subsequent periods affected by, any such fraud or misconduct, and (ii) the amount of incentive compensation that should be recouped in each case if such fraud or misconduct is determined to have occurred.

Officer Stock Ownership Policy

To promote the long-term alignment of the interests of our officers and shareholders, we adopted the Officer Stock Ownership Policy. The policy requires each of our officers to accumulate ownership of Class A common stock with a value equal to the following multiples of base salary: CEO: 5x; Executive Vice Presidents: 3x; Senior Vice Presidents: 2x; and Vice Presidents: 1x. To reduce the impact of stock price fluctuations on an officer’s ongoing obligation to achieve and maintain compliance with this policy, shares purchased in the open market are valued at cost, shares acquired under RSUs or performance share awards are valued at the market price on vesting, and shares acquired under stock options are valued at the market price at the time of exercise of the option, and these values remain constant. Until the requisite level of ownership is achieved, officers are required to retain at least 50% of the shares (net of shares withheld to cover taxes or sold to cover the option exercise price and taxes) received under RSUs, stock options, and performance share awards. The policy also requires officers who have achieved compliance to thereafter maintain at least the minimum ownership level and to retain 50% of the net shares received thereafter under RSUs, stock options, and performance share awards for at least three years. Each of the NEOs has achieved the minimum ownership required, except for Mr. Saba who is otherwise in compliance with the policy.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes an annual deduction limit of $1 million on the amount of compensation paid to our NEOs. The policy of the Committee is to structure executive compensation to maximize the deductibility of compensation where feasible consistent with our overall compensation objectives. Preserving deductibility is not the only goal for the Company’s executive compensation program, however, and the Committee retains the discretion to award compensation that is nondeductible.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	56

Compensation Committee Report

The Compensation Committee has:

•	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	Based on the review and discussion above, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

Judith A. Johansen, Chair

Wayland R. Hicks

Rhonda D. Hunter

David L. Jahnke

Michael W. Sutherlin

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Compensation of Executive Officers

Summary Compensation Table

The following table sets forth certain information concerning compensation of the NEOs during the fiscal years ended August 31, 2019, 2020, and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation Earnings ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Tamara L. Lundgren	2021	1,193,530	—	3,785,214	4,972,303	132,671	65,745	10,149,463
Chairman, President and	2020	1,160,780	—	3,604,973	1,681,644	343,706	80,451	6,871,554
Chief Executive Officer	2019	1,127,669	—	3,604,973	790,268	324,943	82,279	5,930,132

Richard D. Peach
Executive Vice President,	2021	737,766	—	1,007,950	1,380,719	—	15,373	3,141,808
Chief Financial Officer &	2020	716,243	—	959,975	570,516	—	28,144	2,274,878
Chief Strategy Officer	2019	694,578	52,064	959,968	260,207	—	25,935	1,992,752

Michael R. Henderson	2021	637,322	—	787,474	1,192,740	—	14,835	2,632,371
Senior Vice President and	2020	618,729	—	749,975	492,842	—	27,886	1,889,432
President, Operations	2019	598,423	44,181	749,974	224,781	—	26,269	1,643,628

Steven G. Heiskell	2021	558,602	—	787,474	1,044,826	—	14,412	2,405,314
Senior Vice President and	2020	542,268	—	749,975	431,731	—	14,323	1,738,297
President, Products & Services	2019	521,474	44,263	749,974	182,904	—	14,562	1,513,177

Peter B. Saba	2021	526,712	—	524,968	739,302	—	14,239	1,805,221
Senior Vice President, General Counsel & Corporate Secretary

(1)

Represents the aggregate grant date fair value of stock awards granted during each of the years computed in accordance with FASB ASC Topic 718. These amounts reflect the grant date fair value and may not correspond to the actual value that will be realized by the NEOs. Stock awards consist of RSUs and LTIP performance shares. The grant date fair value of the RSUs is equal to the value of the underlying shares based on the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards under the ROCE metric is calculated by multiplying the target number of shares issuable under the award by the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards under the TSR metric is estimated using a Monte-Carlo simulation model. The assumptions made in determining the values of the LTIP performance shares are disclosed in Note 13 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2021. If the maximum number of shares issuable under LTIP performance share awards had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2021 would have been: Ms. Lundgren, $5,677,816; Mr. Peach, $1,511,911; Mr. Henderson, $1,181,213; Mr. Heiskell, $1,181,213; and Mr. Saba, $787,446.

(2)	Non-Equity Incentive Plan Compensation in fiscal 2021 consists of amounts paid under the AICP and the APBP. See “Compensation Discussion and Analysis – Annual Incentive Programs.”

(3)

Represents changes in the actuarial present value of accumulated benefits under the Pension Retirement Plan and the SERBP for each of the years presented using the same pension plan measurement date used for financial statement reporting purposes.

(4)

Includes for fiscal 2021, Company matching contributions of $11,400 to the account of each NEO under the 401(k) Plan. Includes for fiscal 2021, amounts paid for out-of-pocket medical expenses under the supplemental executive medical benefits plan to Ms. Lundgren of $48,936. Includes for fiscal 2021, premiums paid for life, disability and other insurance in the following amounts: Ms. Lundgren, $5,409; Mr. Peach, $3,973; Mr. Henderson, $3,435; Mr. Heiskell, $3,012; and Mr. Saba, $2,839.

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Compensation of Executive Officers

Grants of Plan-Based Awards in Fiscal 2021

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Shares Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Tamara L. Lundgren	11/9/2020				946,301	1,892,602	3,785,204		1,892,602
	11/9/2020							85,023	1,892,612
		—	1,782,188	5,346,563
Richard D. Peach	11/9/2020				251,981	503,961	1,007,922		503,961
	11/9/2020							22,641	503,989
		183,606	734,425	1,468,850
Michael R. Henderson	11/9/2020				196,870	393,739	787,479		393,739
	11/9/2020							17,688	393,735
		158,609	634,436	1,268,872
Steven G. Heiskell	11/9/2020				196,870	393,739	787,479		393,739
	11/9/2020							17,688	393,735
		138,940	555,758	1,111,516
Peter B. Saba	11/9/2020				131,239	262,478	524,956		262,478
	11/9/2020							11,792	262,490
		98,311	393,245	786,490

(1)

All amounts reported in these columns represent the potential incentive plan payable for performance in fiscal 2021 under the Company’s AICP or the APBP under the CEO’s employment agreement. The Committee annually approves target incentive plan levels as a percentage of either base salary as of the end of the fiscal year (for the CEO) or base salary actually paid during the fiscal year (for the other NEOs). The total target bonus percentage for Ms. Lundgren under the APBP remained unchanged for fiscal 2021 at 150%. For fiscal 2021, the target bonus percentages under the AICP for Messrs. Peach, Henderson, and Heiskell remained unchanged at 100% and remained unchanged for Mr. Saba at 75%. For Messrs. Peach, Henderson, Heiskell and Saba, the Committee retained discretion to pay bonuses below the stated threshold and above the stated maximum amounts. See “Compensation Discussion and Analysis – Annual Incentive Programs.” Bonus amounts earned based on fiscal 2021 performance are included under the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table.”

(2)

All amounts reported in these columns represent LTIP performance share awards granted in fiscal 2021 under the Company’s respective LTIP award agreements and the potential incentive plan payable based on performance during fiscal years 2021, 2022 and 2023. See “Compensation Discussion and Analysis – Long Term Incentive Program.”

(3)

Represents RSUs granted in fiscal 2021 under the Company’s SIP. RSUs vest ratably over five years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change in Control.”

(4)

Represents the aggregate grant date fair value of RSUs and LTIP performance share awards computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs is equal to the value of the underlying restricted shares based on the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards under the ROCE metric is calculated by multiplying the target number of shares issuable under the award by the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards under the TSR metric is estimated using a Monte-Carlo simulation model.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2021

We entered into an employment agreement with our CEO in connection with her initial employment. See “Compensation Discussion and Analysis – Employment Agreements” above for a description of the material terms of her employment agreement.

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Compensation of Executive Officers

Outstanding Equity Awards at Fiscal 2021 Year End

The following table sets forth certain information concerning outstanding equity awards for each NEO as of August 31, 2021.

	Stock Awards

	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Name	(#)(1)		($)(2)	(#)		($)(2)

Tamara L. Lundgren	7,431	(3)	351,561	—		—

	9,309	(4)	440,409	—		—

	26,316	(4)	1,245,010	—		—

	39,171	(5)	1,853,180	—		—

	96,908	(6)	4,584,717	—		—

	85,023	(7)	4,022,438	—		—

	—		—	63,538	(8)	3,005,983

	—		—	159,556	(9)	7,548,594

	—		—	169,476	(10)	8,017,910

Richard D. Peach	2,039	(3)	96,465	—		—

	2,553	(4)	120,782	—		—

	7,218	(4)	341,484	—		—

	10,431	(5)	493,491	—		—

	25,807	(6)	1,220,929	—		—

	22,641	(7)	1,071,146	—		—

	—		—	16,919	(8)	800,438

	—		—	42,487	(9)	2,010,060

	—		—	45,128	(10)	2,135,006

Michael R. Henderson	1,593	(3)	75,365	—		—

	1,995	(4)	94,383	—		—

	5,640	(4)	266,828	—		—

	8,150	(5)	385,577	—		—

	20,161	(6)	953,817	—		—

	17,688	(7)	836,819	—		—

	—		—	13,218	(8)	625,344

	—		—	33,193	(9)	1,570,361

	—		—	35,258	(10)	1,668,056

Steven G. Heiskell	1,593	(3)	75,365	—		—

	1,995	(4)	94,383	—		—

	5,640	(4)	266,828	—		—

	8,150	(5)	385,577	—		—

	20,161	(6)	953,817	—		—

	17,688	(7)	836,819	—		—

	—		—	13,218	(8)	625,344

	—		—	33,193	(9)	1,570,361

	—		—	35,258	(10)	1,668,056

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Compensation of Executive Officers

	Stock Awards

	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Name	(#)(1)		($)(2)	(#)		($)(2)

Peter B. Saba	1,062	(3)	50,243	—		—

	1,330	(4)	62,922	—		—

	3,760	(4)	177,886	—		—

	5,433	(5)	257,035	—		—

	13,441	(6)	635,894	—		—

	11,792	(7)	557,880	—		—

	—		—	8,812	(8)	416,896

	—		—	22,127	(9)	1,046,828

	—		—	23,504	(10)	1,111,974

(1)

For RSU awards granted prior to fiscal 2020 and in fiscal 2021, reflects RSUs that vest for 20% of the shares on October 31 of the year following the grant date and on October 31 of each of the next four years thereafter except as otherwise described below, becoming fully vested on the fifth October 31 of the year following the grant date, subject to continued employment and accelerated vesting under certain circumstances. For RSU awards granted during fiscal 2020, reflects RSUs that vest for 20% of the shares on April 30 of the year following the grant date and on April 30 of each of the next four years thereafter, becoming fully vested on the fifth April 30 of the year following the grant date, subject to continued employment and accelerated vesting under certain circumstances.

(2)	Market values of all shares are based on the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2021.

(3)	This RSU award fully vested on October 31, 2021.

(4)	This RSU award vests as to 50% of the shares on October 31 each year in 2021 and 2022.

(5)	This RSU award vests as to 33% of the shares on October 31 each year in 2021, 2022, and 2023.

(6)	This RSU award vests as to 25% of the shares on April 30 each year in 2022, 2023, 2024, and 2025.

(7)	This RSU award vests as to 25% of the shares on October 31 each year in 2021, 2022, 2023, and 2024.

(8)

Reflects LTIP performance shares under awards granted in the first quarter of fiscal 2019 that were subject to performance over the three-year performance period of fiscal 2019 through fiscal 2021. Vesting of these shares was also subject to continued employment until October 31, 2021. Share amounts in the table represent the number issuable based on actual performance through fiscal 2021.

(9)

Reflects LTIP performance shares under awards granted in the first quarter of fiscal 2020 that are subject to performance over the three-year performance period of fiscal 2020 through fiscal 2022. Vesting of these shares is also subject to continued employment until October 31, 2022. Share amounts in the table represent the number issuable based on actual performance through fiscal 2021 and maximum level of performance in the remainder of the performance period.

(10)

Reflects LTIP performance shares under awards granted in the first quarter of fiscal 2021 that are subject to performance over the three-year performance period of fiscal 2021 through fiscal 2023. Vesting of these shares is also subject to continued employment until October 31, 2023. Share amounts in the table represent the number issuable based on actual performance through fiscal 2021 and maximum level of performance in the remainder of the performance period.

Stock Vested in Fiscal 2021

The following table sets forth certain information concerning vesting of stock for each NEO during the fiscal year ended August 31, 2021.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Tamara L. Lundgren	175,121	4,312,540
Richard D. Peach	47,734	1,171,489
Michael R. Henderson	37,291	915,219
Steven G. Heiskell	37,291	915,219
Peter B. Saba	24,323	598,854

(1)	The value realized on vesting is based on the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the vesting date.

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Compensation of Executive Officers

Pension Benefits at Fiscal 2021 Year End

The following table sets forth certain information concerning accrued pension benefits for each NEO as of August 31, 2021.

Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year ($)
Tamara L. Lundgren	64	Pension Retirement Plan	16	132,671	—
		Suppl. Exec. Retirement Bonus Plan	16	2,287,723	—
Richard D. Peach	58	Pension Retirement Plan	—	—	—
Michael R. Henderson	62	Pension Retirement Plan	—	—	—
Steven G. Heiskell	52	Pension Retirement Plan	—	—	—
Peter B. Saba	60	Pension Retirement Plan	—	—	—

(1)

The Pension Retirement Plan Present Value of Accumulated Benefit in the above table represents the actuarial present value as of August 31, 2021 of each NEO’s frozen pension benefit, assuming commencement of benefit payments at age 65. Benefit accruals under that plan ceased when the plan was frozen on June 30, 2006, but years of service are still relevant for purposes of satisfying the five-year vesting requirement. The SERBP Present Value of Accumulated Benefit in the table above represents the actuarial present value as of August 31, 2021 of the CEO’s pension benefit calculated based on years of credited service and the maximum SERBP benefit level as of that date and assuming commencement of benefit payments one year from the determination date. Actuarial present values were calculated using a discount rate of 2.51% with respect to the Pension Retirement Plan and 2.36% with respect to the SERBP, and the PRI 2012 generational mortality tables with mortality improvement scale white collar MP-2020, the same assumptions used in the pension benefit calculations reflected in the Company’s audited consolidated balance sheet for the year ended August 31, 2021. See “Compensation Discussion and Analysis – Structure of Compensation Program – Executive Benefits – Retirement Plans.”

(2)

Ms. Lundgren is eligible to commence benefits under the Supplemental Executive Retirement Bonus Plan once her employment ends. If she had retired on August 31, 2021 and begun receiving benefit payments, the present value of accumulated benefits for her as reflected in the above table for that plan would have been higher by $170,379.

Fiscal 2021 Non-Qualified Deferred Compensation

The Company’s Deferred Compensation Plan is a non-qualified plan intended to comply with Section 409A of the Internal Revenue Code that allows certain management level or highly compensated employees of the Company, including the NEOs, to defer receipt of their base salary, bonuses and performance-based compensation until a date or dates (or until the occurrence of specified events such as a separation from service or change in control) elected by the employee, in accordance with the terms of the plan. Deferral elections are generally irrevocable, subject to limited exceptions as permitted under Section 409A of the Internal Revenue Code. The Deferred Compensation Plan also permits the Company to make discretionary awards of additional deferred compensation amounts which may be subject to vesting terms as determined by the Company in its discretion.

Deferrals may be allocated by participants among hypothetical investment options presented by the plan’s administrator or, if no election is made, in a default alternative notional investment selected by the administrator.

The following table sets forth non-qualified deferred compensation activity for each NEO during fiscal 2021.

Name	Executive Contributions In Last Fiscal Year ($)(1)	SSI Contributions in Last Fiscal Year ($)	Aggregate Earnings In Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance ($)
Tamara L. Lundgren	—	—	—	—	—
Richard D. Peach	2,400	—	35	—	2,435
Michael R. Henderson	—	—	—	—	—
Steven G. Heiskell	—	—	—	—	—
Peter B. Saba	80,000	—	1,927	—	81,927

(1)	Amounts in this column are also included in the Summary Compensation table in the “Salary” and “Non-Equity Incentive Plan Compensation Earnings” columns for fiscal 2021.

(2)	These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

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Compensation of Executive Officers

Defined Benefit Retirement Plans

Pension Retirement Plan. The Company’s Pension Plan is a defined benefit plan qualified under Section 401(a) of the Code. Persons who were non-union employees of the Company prior to May 15, 2006 are eligible to participate in the Pension Plan. Benefit accruals ceased on June 30, 2006. Generally, pension benefits become fully vested after five years of service and are paid in monthly installments beginning upon the later of retirement or age 65. Benefits accrued each year after August 31, 1986 and prior to June 30, 2006 in an amount equal to 2% of qualifying compensation earned in the applicable year. Qualifying compensation included base salary, subject to a legal limit for the year. Retirement benefits are payable at any time after termination of employment, subject to actuarial reduction for early start of payment before age 65. A participant may choose payment from various actuarial equivalent life annuity options or a lump sum. Death benefits are payable to a beneficiary in a lump sum; a surviving spouse may elect payment as a life annuity.

Supplemental Executive Retirement Bonus Plan. The SERBP was adopted to provide a competitive level of retirement income for certain executive officers selected by the Board. SERBP benefits become fully vested after five years of continuous service. The SERBP establishes an annual target benefit for each participant based on continuous years of service. The target benefit is an annual amount paid for the life of the employee, which is the lesser of (i) the product of 2.6% and the average of the participant’s five consecutive calendar years of highest compensation (“Final Average Compensation”) multiplied by years of continuous service, but in no event more than 65% of Final Average Compensation, or (ii) the product of $307,776 (subject to annual adjustment) multiplied by a fraction, the numerator of which is the employee’s continuous years of service and the denominator of which is the greater of the number of continuous years of service or 25. Compensation includes all cash compensation from an employer that participates in the SERBP, including salary and adjusted bonus, without taking into account voluntary reductions. Adjusted bonus means the lesser of (i) the bonus amount paid or (ii) 25% of salary during the period for which the bonus was earned. The target benefit is reduced by 100% of primary social security benefits and the Company-paid portion of all benefits payable under the Company’s qualified retirement plans to determine the actual benefit payable under the SERBP. The actual benefit will be paid as a straight life annuity or in other actuarially equivalent forms chosen by the participant commencing on the later of retirement or age 60. A participant who retires before age 60 with at least 10 years of continuous service will receive an early retirement benefit commencing on the later of retirement or age 55 equal to the normal retirement benefit reduced by 4% for each year by which commencement of benefits precedes age 60. The CEO is the only NEO who participates in the SERBP and has reached the normal retirement age under the SERBP.

Potential Payments Upon Termination or Change in Control

Potential Payments Upon a Change in Control

The Company has entered into a change-in-control agreement with the CEO which provides certain benefits if her employment is terminated by the Company without “cause” or by her for “good reason” during a six-month period preceding a “change in control” of the Company or within 24 months after a “change in control” of the Company. In this agreement, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of the Company’s outstanding Class A common stock;

•	the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors; or

•	the consummation of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or share exchange.

“Cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to the Company, and “good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation, or a base office relocation.

The Company has also entered into change-in-control agreements with the other NEOs which provide certain benefits if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 18 months after a “change in control” of the Company. These agreements contain definitions of “change in control,” “cause,” and “good reason” which are substantially identical to those contained in the change-in-control agreement for the CEO.

The Company granted LTIP performance shares to the NEOs in fiscal 2019, 2020, and 2021 pursuant to which shares of Class A common stock will be issued based on the Company’s performance during the applicable performance periods relating to the awards. The award agreements relating to the LTIP performance shares provide for an accelerated payout

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Compensation of Executive Officers

of the performance shares upon a “Company sale,” which generally means a sale of the Company by means of a merger, share exchange, or sale of substantially all of the assets of the Company. In addition, award agreements relating to all outstanding RSUs provide for accelerated vesting on a change in control of the Company (which has the same meaning as under the change-in-control agreements). An accelerated payout of LTIP performance shares and accelerated vesting of RSUs would occur even if the NEO’s employment was not terminated in connection with the Company sale or change in control.

The following table sets forth the estimated change-in-control benefits that would have been payable to each NEO if a change in control (including a Company sale) had occurred on August 31, 2021 and, except as noted, each officer’s employment had been terminated on that date either by the Company without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit ($)(1)	Insurance Continuation ($)(2)	Restricted Stock Unit Acceleration ($)(3)	LTIP Performance Shares Acceleration ($)(4)	Tax Gross-up Payment ($)(5)	280G Cut-Back ($)(5)	Total ($)
Tamara L. Lundgren	11,008,590	222,401	12,497,315	18,865,809	14,387,679	—	56,981,794
Richard D. Peach	2,240,846	41,889	3,344,297	5,023,612	—	(159,705)	10,490,939
Michael R. Henderson	1,935,366	33,404	2,612,789	3,924,742	—	(122,557)	8,383,744
Steven G. Heiskell	1,691,615	27,701	2,612,789	3,924,742	—	(899,787)	7,357,060
Peter B. Saba	1,396,503	40,176	1,741,860	2,616,339	—	(335,244)	5,459,634

(1)

Cash Severance Benefit. The change-in-control agreements provide for cash severance equal to a multiple (three for Ms. Lundgren, and one and one-half for Messrs. Peach, Henderson, Heiskell, and Saba) times the sum of (a) the officer’s base salary plus (b) the greater of (1) the average of the officer’s last three annual bonuses, except that for Ms. Lundgren the amount taken into account for any such bonus shall not exceed three times the target bonus for such year, or (2) the most recently established target bonus. The change-in-control agreements also provide for a payment of all or a portion of the annual bonus for the year in which termination occurs. The table above does not include a bonus payment for fiscal 2021 because bonuses earned for fiscal 2021 are included in the Summary Compensation Table and no additional amount would have been earned in fiscal 2021 if the officer had terminated employment as of August 31, 2021.

(2)

Insurance Continuation. If cash severance benefits are triggered, the change-in-control agreements also provide for continuation of Company paid life, accident, and medical insurance benefits for up to 36 months following termination of employment for Ms. Lundgren, and up to 18 months for Messrs. Peach, Henderson, Heiskell, and Saba, except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 or 18 months, as applicable, of life, accident, and medical insurance benefit payments at the rates paid by the Company for each of these officers as of August 31, 2021.

(3)

RSU Acceleration. All RSUs for all NEOs will immediately vest on a change in control of the Company, whether or not the officer’s employment is terminated in connection with the change in control. Information regarding unvested RSUs held by the NEOs is set forth in the “Outstanding Equity Awards” table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $47.31 per share, which was the closing price of the Company’s Class A common stock on August 31, 2021, the last trading day of fiscal 2021.

(4)

LTIP Performance Share Acceleration. Under the terms of the standard LTIP performance share award agreements, upon a Company sale, each NEO would receive a payout in an amount equal to the greater of (a) 100% of the target share amount, or (b) the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company sale, taking into account provisions in the award agreements for calculating performance for a shorter performance period and a partial year. The accelerated payouts would occur whether or not the officer’s employment was terminated in connection with the Company sale. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on a Company sale based on a stock price of $47.31 per share, which was the closing price of the Company’s Class A common stock on August 31, 2021, the last trading day of fiscal 2021.

(5)

280G Tax Gross-up Payment and Cut-Back. If any payments to Ms. Lundgren and Mr. Peach in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Code, the Company is required under the change-in-control agreements to make a tax gross-up payment to the NEO sufficient so that the NEO will receive benefits as if no excise tax were payable. However, for Mr. Peach there is a cut-back provision that provides that if the “parachute value” is less than 110% of the Safe Harbor amount (as such terms are defined in the change-of-control agreement), no additional payment is required and the amounts payable to the NEO will be reduced to 2.99 times the NEO’s “base amount.” In 2011, the Committee approved a revised form of change-in-control agreement, which does not include any tax gross-up provisions, and this form has been used for agreements with Messrs. Henderson, Heiskell and Saba. The change-in-control agreements for each of Messrs. Henderson, Heiskell and Saba therefore do not provide for any tax gross-up payment, but do provide that if any payments to the NEO would be “excess parachute payments” the NEO’s benefits would be cut-back to 2.99 times the NEO’s “base amount” if it would result in a greater net after-tax benefit for the NEO.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	64

Compensation of Executive Officers

Potential Payments Upon Involuntary Termination of Employment without Cause or Voluntary Termination of Employment for “Good Reason” in Circumstances Not Involving a Change in Control

The following table sets forth the estimated benefits that would have been payable to the NEOs under currently effective agreements if each officer’s employment had been terminated on August 31, 2021, either by the Company without “cause” or, with respect to certain benefits, by the officer for “good reason” in circumstances not involving a change in control.

Name	Cash Severance Benefit ($)(1)	Insurance Continuation ($)(2)	Restricted Stock Unit Acceleration ($)(3)	LTIP Performance Shares Acceleration ($)(4)	Total ($)
Tamara L. Lundgren	11,032,710	148,267	12,497,315	6,522,866	30,201,158
Richard D. Peach	—	—	—	1,736,845	1,736,845
Michael R. Henderson	—	—	—	1,356,851	1,356,851
Steven G. Heiskell	—	—	—	1,356,851	1,356,851
Peter B. Saba	—	—	—	904,473	904,473

(1)

Cash Severance Benefit. The CEO has entered into an employment agreement providing for, among other things, cash severance benefits if her employment is terminated by the Company without “cause” or by her for “good reason” in circumstances not involving a change in control. “Cause” and “good reason” generally have the same meaning as under the change-in-control agreements described above. The cash severance payment for the CEO is equal to three times the sum of base salary plus the greater of (1) the average of the last three annual bonuses, except that the amount taken into account for any such bonus shall not exceed three times the target bonus for such year, or (2) the most recently established target bonus. The employment agreement also provides for payment of a pro rata portion of the incentive bonus that she would have received if she had remained employed for the fiscal year in which the termination occurs (based on the portion of the year worked). The table above does not include a pro rata portion of the incentive bonus for fiscal 2020 because bonuses earned for fiscal 2021 are included in the Summary Compensation Table and no additional amounts would have been earned if the CEO had terminated employment as of August 31, 2021. These amounts are payable within 30 days after termination. Under the AICP, if an NEO (other than the CEO) were involuntarily terminated by the Company without “cause” (as determined by the Committee), the NEO would receive, at the time that bonuses under the program were determined and paid for other participants, a bonus based on the officer’s earnings for the portion of the year the participant was employed. For this purpose, the officer would be deemed to have satisfied the officer’s individual goals. The table above does not include bonus payments for fiscal 2021 because bonuses earned for fiscal 2021 are included in the Summary Compensation Table, and no additional amounts would have been earned if the officers had terminated employment as of August 31, 2021.

(2)

Insurance Continuation. If cash severance benefits are triggered under the CEO’s employment agreement, her employment agreement provides for continuation for up to 24 months of Company paid life, accident, and health insurance benefits for the CEO and her spouse and dependents, and the amount in the table represents 24 months of such insurance benefit payments at the rates paid by us for the CEO as of August 31, 2021.

(3)

RSU Acceleration. If cash severance benefits are triggered under the CEO’s employment agreement, her employment agreement also provides that all RSUs will immediately vest. Information regarding unvested restricted stock units held by the CEO is set forth in the Outstanding Equity Awards table. The amount in the table above represents the number of shares subject to unvested RSUs multiplied by a stock price of $47.31 per share, which was the closing price of the Company’s Class A common stock on August 31, 2021, the last trading day of fiscal 2021.

(4)

LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share award agreements, if an NEO’s employment is terminated by the Company without “cause” in circumstances not involving a Company sale after the end of the twelfth month of the applicable performance period and prior to the completion of the performance period and vesting date, the NEO would be entitled to receive a pro-rated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance during the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. For this purpose, “cause” generally means (a) the conviction of the officer of a felony involving theft or moral turpitude or relating to the business of the Company, (b) the officer’s continued failure to perform assigned duties, (c) fraud or dishonesty by the officer in connection with employment with the Company, (d) any incident materially compromising the officer’s reputation or ability to represent the Company with the public, (e) any willful misconduct that substantially impairs the Company’s business or reputation, or (f) any other willful misconduct by the officer that is clearly inconsistent with the officer’s position or responsibilities. The amounts in the table above are calculated based on actual performance for completed performance periods and assume performance at the 100% payout level (actual performance may be more or less) for incomplete performance periods, with the resulting number of performance shares then multiplied by a stock price of $47.31 per share, which was the closing price of the Company’s Class A common stock on August 31, 2021, the last trading day of fiscal 2021.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	65

Compensation of Executive Officers

Potential Payments Upon Retirement

The terms of outstanding RSUs and LTIP performance share awards define retirement as normal retirement after reaching age 65, early retirement after reaching age 55 and completing 10 years of service, or early retirement after completing 30 years of service. As of August 31, 2021, Ms. Lundgren and Mr. Peach were eligible for retirement. The following table sets forth the estimated benefits that would have been payable to Ms. Lundgren and Mr. Peach if their employment had been terminated on August 31, 2021 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan and SERBP.

Name	Restricted Stock Unit Acceleration ($)(1)	LTIP Performance Shares Acceleration ($)(2)	Total ($)
Tamara L. Lundgren	12,497,315	8,808,081	21,305,396
Richard D. Peach	3,344,297	2,774,258	6,118,555

(1)

RSU Acceleration or Continued Vesting. The terms of the RSU awards granted prior to fiscal 2020 provide for accelerated vesting on retirement. The RSU awards granted during fiscal 2020 and 2021 provide for continued vesting on the original scheduled vesting dates (subject to continued compliance with the non-competition requirements set forth in the award agreements) in the event of a retirement that occurs at least two years following the grant date. The amounts in the table above represent the number of unvested RSU shares subject to accelerated and/or continued vesting, as applicable, multiplied by a stock price of $47.31 per share, which was the closing price of the Company’s Class A common stock on August 31, 2021, the last trading day of fiscal 2021.

(2)

LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share awards, if an NEO retires prior to the vesting date, the NEO would be entitled to receive a pro-rated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance through the entire performance period and the portion of the performance period the officer had worked. The NEO is required to provide a release of claims in connection with such payout. The amounts in the table above are calculated based on actual performance for completed performance periods and assume performance at the 100% payout level (actual performance may be more or less) for incomplete performance periods, with the resulting number of performance shares then multiplied by a stock price of $47.31 per share, which was the closing price of the Company’s Class A common stock on August 31, 2021, the last trading day of fiscal 2021.

Potential Payments Upon Disability or Death

The following table sets forth the estimated benefits that would have been payable to the NEOs if each officer’s employment had been terminated on August 31, 2021 by reason of disability or death, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan, and SERBP.

Name	Restricted Stock Unit Acceleration ($)(1)	LTIP Performance Shares Acceleration ($)(2)	Total ($)
Tamara L. Lundgren	12,497,315	10,418,750	22,916,065
Richard D. Peach	3,344,297	2,774,258	6,118,555
Michael R. Henderson	2,612,789	2,167,318	4,780,107
Steven G. Heiskell	2,612,789	2,167,318	4,780,107
Peter B. Saba	1,741,860	1,444,800	3,186,660

(1)

RSU Acceleration. The terms of the RSU awards provide for accelerated vesting upon termination of employment as a result of disability or death. Information regarding unvested RSUs held by the NEOs is set forth in the “Outstanding Equity Awards” table above. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $47.31 per share, which was the closing price of the Company’s Class A common stock on August 31, 2021, the last trading day of fiscal 2021.

(2)

LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share awards, if an NEO’s employment is terminated due to death or disability prior to the vesting date, the officer (or his or her estate) would receive a payout in an amount equal to the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of employment termination, taking into account provisions in the award agreement for calculating performance for a shorter performance period and a partial year, and pro-rated for the portion of the performance period the officer had worked. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on death or disability based on a stock price of $47.31 per share, which was the closing price of the Company’s Class A common stock on August 31, 2021, the last trading day of fiscal 2021.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	66

Compensation of Executive Officers

CEO Pay Ratio

Pursuant to requirements established by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the SEC rules and guidance adopted thereunder, we have evaluated the compensation of the Company’s CEO with the compensation of the Company’s median paid employee. The pay ratio information presented below is based upon a selected methodology which includes reasonable estimates calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

We determined the median compensated employee based upon review of annual compensation for all employees as of July 31, 2021. The measure of compensation used to identify our median employee was consistently applied to all employees and included: salary, base wages and overtime (as applicable), incentive payments, health and welfare benefits, retirement contributions, and other cash payments. To facilitate comparability among our employee population, we annualized compensation for employees who started mid-year and applied a local currency to U.S. dollar exchange rate to translate non-U.S. employee compensation to U.S. dollars. After determining the median employee, the annual compensation for our median employee was calculated in a manner consistent with the CEO’s annual total compensation reflected in the Summary Compensation Table and then adjusted to include the value of health benefits provided to the median employee during the fiscal year.

For the purpose of calculating the CEO pay ratio, the CEO compensation was determined to be $10,163,273, which matches the sum of Ms. Lundgren’s annual total compensation as reflected in the Summary Compensation Table plus health benefits of $13,810. The annual total compensation for our median employee was $65,991. As a result, Ms. Lundgren’s annual total compensation for 2021 was approximately 154 times that of our median employee.

The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to utilize different methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee population and compensation practices. As a result, the pay ratios reported by other companies may not be comparable to our CEO pay ratio.

Compensation Plan Information

The following table provides information as of August 31, 2021 regarding equity compensation plans approved and not approved by the Company’s shareholders.

Plan category	(a) Number of Securities to be Issued(2)	(b) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders(1)	2,886,250	2,214,343
Equity compensation plans not approved by shareholders	—	—
Total	2,886,250	2,214,343

(1)	Consists entirely of shares of Class A common stock authorized for issuance under the Company’s SIP.

(2)

Consists of 956,347 shares subject to outstanding RSUs, 436,038 shares subject to outstanding DSUs or credited to stock accounts under the Deferred Compensation Plan for Non-Employee Directors, and 1,493,865 shares representing the maximum number of shares that could be issued under outstanding LTIP performance share awards.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	67

Proposal No. 2

Proposal No. 2 – Advisory Resolution on Executive Compensation

As required pursuant to section 14A of the Securities Exchange Act, we are including in these proxy materials a separate resolution to approve, in a non-binding, advisory vote (“Say-on-Pay vote”), the compensation paid to our named executive officers as disclosed on pages 37 through 67. While the results of the vote are non-binding and advisory in nature, the Board of Directors and the Compensation Committee intend to carefully consider the results of this vote.

We hold our Say-on-Pay vote every year and, unless the Board of Directors modifies its policy on the frequency of Say-on-Pay votes, the next Say-on-Pay vote will occur at our annual meeting to be held in 2023.

The text of the resolution in respect of Proposal No. 2 is as follows:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion.

The Board of Directors recommends a vote FOR this resolution because it believes that our executive compensation policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of the shareholders, and motivating the executives to remain with the Company for long and productive careers. We believe our performance targets are meaningful and rigorous and are designed to encourage our executives to perform at the highest levels. The executive pay outcomes in fiscal 2021 are reflective of Company performance.

Vote Required to Approve, on an Advisory Basis, the Executive Compensation

Holders of Class A common stock and Class B common stock will vote together as a single class on this proposal, and each share is entitled to one vote. The advisory vote on executive compensation will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the executive compensation.

The Board of Directors recommends that shareholders vote “FOR” the approval, on an advisory basis, of our executive compensation as disclosed in this proxy statement.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	68

Proposal No. 3

Proposal No. 3 – Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2022, subject to ratification of this selection by the shareholders of the Company.

While the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm, the Audit Committee and the Board are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP or to select another independent registered public accounting firm. Furthermore, even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

For additional information regarding our relationship with PricewaterhouseCoopers LLP, please refer to “Fees Paid to Independent Registered Public Accounting Firm” and “Audit Committee Report” below.

One or more representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. Such representatives will have an opportunity to make a statement, if he or she desires to do so, and will also be available to respond to appropriate questions.

Vote Required to Approve the Ratification of the Selection of Independent Registered Public Accounting Firm

Holders of Class A common stock and Class B common stock will vote together as a single class on this proposal, and each share is entitled to one vote. The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the ratification of the selection.

The Board of Directors recommends that shareholders vote “FOR” to approve the ratification of the selection of independent registered public accounting firm.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	69

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) as our independent auditors to audit our financial statements and our internal control over financial reporting for the fiscal years ended August 31, 2020 and 2021, as well as for the fiscal year ending August 31, 2022. Aggregate fees of PwC for audit services related to the most recent two fiscal years, and other professional services for which they billed us during the most recent two fiscal years, were:

	2021	2020
Audit Fees(1)	$2,389,268	$2,534,359
Audit Related Fees(2)	—	67,000
Tax Fees	—	—
All Other Fees(3)	122,942	17,000

Total	$2,512,210	$2,618,359

(1)

Professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in Form 10-Qs, consents relating to other filings with the SEC, and statutory audit requirements.

(2)	In fiscal 2020, fees related to professional services for procedures performed over disclosures and other procedures related to the implementation of new accounting standards.

(3)	In fiscal 2021, fees primarily related to professional services for procedures performed as part of a pre-implementation review of an IT system development.

For fiscal 2021 and 2020, all of the fees paid to our independent auditors were approved by the Audit Committee.

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) which sets forth the procedures and the conditions pursuant to which services to be performed by the independent accountants are to be pre-approved. Pursuant to the Policy, certain services described in detail in the Policy may be pre-approved on an annual basis. The Audit Committee will review and approve the types of services and review the projected fees for such services. The fee amounts will be updated to the extent necessary at each of the regularly scheduled meetings of the Audit Committee. The services eligible for annual pre-approval consist of services that would be included under the categories of Audit Fees, Audit-Related Fees, and Tax Fees in the above table as well as other services. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent accountants. The Audit Committee may delegate authority to pre-approve audit and non-audit services to any member of the Audit Committee but may not delegate such authority to management. All compensation for services performed by our independent accountants must be approved by the Audit Committee, provided, however, that the Chair of the Audit Committee has delegated authority to approve any adjustments to fees to be paid to our independent accountants for audit and audit-related services or for tax services or other services in excess of amounts previously approved by the Audit Committee for such services, provided that any such adjustments in the aggregate do not exceed 10% (or such other percentage as specifically approved by the Audit Committee in a particular instance) of the base fee for audit and audit-related services or for tax services or other services, respectively, for any fiscal year.

Audit Committee Report

The principal functions of the Audit Committee are set forth in its charter and are described above at page 29. The Board has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under the SEC and NASDAQ rules and is an “audit committee financial expert” as defined in the regulations adopted by the SEC.

The Audit Committee reports as follows with respect to fiscal 2021:

Financial Reporting and Other Activities

•

Management is responsible for the Company’s systems of internal control and the financial reporting process. The Audit Committee reviewed the Company’s quarterly earnings press releases, annual audited consolidated financial statements, management’s report on internal control over financial reporting, and related periodic reports filed with the

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	70

SEC and discussed them with management. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also reviewed and discussed the annual audited consolidated financial statements with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for fiscal 2021, including a discussion of the quality, and not just the acceptability, of the accounting principles used and the reasonableness of significant judgments.

•

The Audit Committee discussed with management on a quarterly basis the details of the Company’s material legal and environmental matters, certain judgmental accounting matters, and other significant financial transactions occurring within each quarter, reviewing and approving, as appropriate, all transactions with related persons, the Company’s compliance program, reports received through the Company’s whistleblower hotline, and other selected risk-related topics.

Internal Audit and External Audit Firm Functions

•

The Audit Committee discussed with the Company’s internal auditor and PwC the overall scope and plans for their respective audits. The Audit Committee met quarterly with the internal auditor and PwC to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

•

The Audit Committee’s quarterly meetings with internal audit included reviews of the risk assessment process used to establish the annual audit plan and the progress on completion of that plan including testing of controls in connection with the Company’s compliance with Sarbanes-Oxley Act of 2002.

•	The Audit Committee discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission.

Audit Firm Independence

•

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements.

•

PwC has served as the Company’s auditor since 1976, which includes periods before the Company became public in fiscal 1993. In determining whether to reappoint PwC, the Audit Committee takes into consideration various factors, including: the historical and recent performance of PwC on the audit; its professional qualifications; the quality of ongoing discussions with PwC; external data, including recent PCAOB reports on PwC and its peer firms; the appropriateness of fees and PwC’s tenure, including the benefits of that tenure, and the controls and processes in place (such as rotation of key partners every five years) that help ensure PwC’s continued independence in the face of such tenure. The Audit Committee believes there are significant benefits to having an independent auditor with an extensive history with the Company. These include:

–	Higher quality audit work and accounting advice, due to PwC’s institutional knowledge of our business and operations, accounting policies and financial systems, and internal control framework; and

–	Operational efficiencies because of PwC’s history and familiarity with our business.

The Audit Committee received from PwC the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s independence. The Audit Committee discussed with PwC the firm’s independence from the Company and its management.

Conclusion

•

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2021 filed with the SEC.

•	The Audit Committee also has selected PwC to be the Company’s independent registered public accounting firm for fiscal 2022, subject to shareholder ratification.

AUDIT COMMITTEE

David L. Jahnke, Chair

Glenda J. Minor

Rhonda D. Hunter

William D. Larsson

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	71

Certain Transactions

The Audit Committee charter requires the Audit Committee to review any reportable transaction or proposed transaction with a related person, or in which a related person has a direct or indirect interest, and determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Audit Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Audit Committee reviewed and ratified or approved the following reportable related transaction for fiscal 2021:

One of our executive officers, Michael Henderson, has an immediate family member, Brian Henderson, who is employed by a subsidiary of the Company. The compensation of Brian Henderson was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Michael Henderson does not have a material interest in the employment relationship nor does he share a household with the employee. Brian Henderson received fiscal 2021 compensation of $218,166.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than 10% of our outstanding common stock to file with the SEC reports of beneficial ownership and changes in beneficial ownership of our common stock held by such persons. Executive officers, directors, and greater than 10% shareholders are also required to furnish us copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during fiscal 2021, we believe that all required Section 16(a) reports were timely filed for such fiscal year, other than one late Form 4 filing for each of the Company’s independent directors related to one transaction involving the automatic reinvestment of dividends under the Company’s Deferred Compensation Plan for Non-Employee Directors as a result of an administrative error.

Shareholder Proposals for 2023 Annual Meeting

The Company’s Bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders and prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2023 annual meeting of shareholders, the shareholder’s notice must be received at the Company’s principal executive office no earlier than the close of business on September 27, 2022 and no later than the close of business on October 27, 2022 and otherwise comply with the requirements of the Company’s Bylaws. In addition, any proposal by a shareholder of the Company to be considered for inclusion in proxy materials for the Company’s 2023 annual meeting of shareholders must be received in proper form by the Company at its principal executive office no later than August 17, 2022.

Discretionary Authority

Although the Notice of Annual Meeting of Shareholders provides for the transaction of any other business that properly comes before the meeting, the Board has no knowledge of any matters to be presented at the meeting other than the matters described in this proxy statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their best judgment if any other matters are presented.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. Because we are using the SEC’s notice and access rule and are delivering proxy materials electronically, we will not household our proxy materials or notices to shareholders of record sharing an address. This means that shareholders of record who share an address will each be mailed a separate Notice Regarding the Availability of Proxy Materials. However, certain brokerage firms, banks, or similar entities holding our common stock for their customers may household proxy materials or notices. Shareholders sharing an address whose shares of our common stock are held in street name should contact their broker if they now receive (i) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (ii) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future. If shareholders received one set of materials due to householding, they may revoke their consent for future mailings at any time by contacting Broadridge Financial Solutions by telephone at 1-866-540-7095 or by mail at Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	72

General

The cost of preparing, printing, and mailing this proxy statement and of the solicitation of proxies by us will be borne by us. Solicitation will be made by mail and, in addition, may be made by our directors, officers, and employees personally or by telephone, email, or facsimile. We will request brokers, custodians, nominees, and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

We will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to our Corporate Secretary, at 299 SW Clay Street, Suite 350, Portland, OR 97201, a copy of our Annual Report on Form 10-K for the fiscal year ended August 31, 2021 or a copy of our proxy statement. We also make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q, and 8-K.

IT IS IMPORTANT THAT PROXIES BE PROVIDED PROMPTLY. EVEN IF YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE BY INTERNET, TELEPHONE, OR MAIL IN ADVANCE OF THE MEETING SO YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO OR CANNOT ATTEND THE VIRTUAL ANNUAL MEETING.

By Order of the Board of Directors

Peter B. Saba

Corporate Secretary

December 15, 2021

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	73

Appendix A

Non-GAAP Financial Measures

This presentation contains performance based on adjusted EBITDA and adjusted diluted earnings (loss) per share from continuing operations attributable to the Company which are non-GAAP financial measures as defined under SEC rules. ROCE includes in its calculation adjusted net income which is also a non-GAAP financial measure. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of the Company’s results from business operations excluding adjustments for legacy environmental matters (net of recoveries), business development costs not related to ongoing operations including pre-acquisition expenses, restructuring charges and other exit-related activities, charges related to non-ordinary course legal settlements, asset impairment charges (net of recoveries), recoveries related to the resale or modification of previously contracted shipments, and where applicable the income tax benefit allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of the Company’s results from business operations. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Adjusted EBITDA ($ in thousands)	Fiscal Year
	2021	2020	2019	2018	2017

Net income (loss)	$169,975	$(2,200)	$58,322	$159,789	$46,978

Loss (income) from discontinued operations, net of tax	79	95	248	(346)	390

Interest expense	5,285	8,669	8,266	8,983	8,081

Income tax expense (benefit)	37,935	166	17,670	(17,590)	1,322

Depreciation and amortization	58,599	58,173	53,336	49,672	49,840

Charges for legacy environmental matters, net(1)	13,773	4,097	2,419	7,268	2,648

Business development costs	2,155	1,619	—	—	—

Restructuring charges and other exit-related activities	1,008	8,993	365	(661)	(109)

Charges related to legal settlements(2)	400	73	2,330	—	—

Asset impairment charges (recoveries), net	—	5,729	63	(1,021)	(717)

Recoveries related to the resale or modification of previously contracted shipments	—	—	—	(417)	(1,144)

Adjusted EBITDA	$289,209	$85,414	$143,019	$205,677	$107,289

(1)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.

(2)

Charges related to legal settlements in fiscal 2021 relate to a claim by a utility provider for past charges, and in fiscal 2020 and fiscal 2019 relate to the settlement of a wage and hour class action lawsuit.

Adjusted Diluted Earnings (Loss) Per Share from Continuing Operations Attributable to the Company ($ per share)	Fiscal Year
	2021	2020	2019	2018	2017

As reported	$5.66	$(0.15)	$2.01	$5.46	$1.60

Charges for legacy environmental matters, net(1)	0.47	0.15	0.09	0.25	0.09

Business development costs	0.07	0.06	—	—	—

Restructuring charges and other exit-related activities	0.03	0.32	0.01	(0.02)	—

Charges related to legal settlements(2)	0.01	—	0.08	—	—

Asset impairment charges	—	0.21	—	(0.04)	(0.03)

Recoveries related to the resale or modification of previously contracted shipments	—	—	—	(0.01)	(0.04)

Income tax (benefit) expense allocated to adjustments(3)	(0.13)	(0.16)	(0.03)	—	—

Adjusted(4)	$6.13	$0.43	$2.16	$5.64	$1.62

(1)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	A-1

Appendix A

(2)

Charges related to legal settlements in fiscal 2021 relate to a claim by a utility provider for past charges, and in fiscal 2020 and fiscal 2019 relate to the settlement of a wage and hour class action lawsuit.

(3)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted net income (loss) from continuing operations attributable to the Company is determined based on a tax provision calculated with and without the adjustments.

(4)	May not foot due to rounding.

Adjusted Net Income (Loss) from Continuing Operations Attributable to the Company ($ in thousands)	Fiscal Year
	2021	2020	2019	2018	2017

As reported	$165,191	$(4,050)	$56,593	$156,105	$44,901

Charges for legacy environmental matters, net(1)	13,773	4,097	2,419	7,268	2,648

Business development costs	2,155	1,619	—	—	—

Restructuring charges and other exit-related activities	1,008	8,993	365	(661)	(109)

Charges related to legal settlements(2)	400	73	2,330	—	—

Asset impairment charges (recoveries), net	—	5,729	63	(1,021)	(717)

Recoveries related to the resale or modification of previously contracted shipments	—	—	—	(417)	(1,144)

Income tax (benefit) expense allocated to adjustments(3)	(3,712)	(4,494)	(794)	34	(25)

Adjusted	$178,815	$11,967	$60,976	$161,308	$45,554

Interest expense (net of tax)	4,308	6,491	6,389	10,114	7,866

	$183,123	$18,458	$67,365	$171,422	$53,420

Average capital	$878,537	$866,802	$821,635	$757,355	$694,488

ROCE	20.8%	2.1%	8.2%	22.6%	7.7%

(1)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.

(2)

Charges related to legal settlements in fiscal 2021 relate to a claim by a utility provider for past charges, and in fiscal 2020 and fiscal 2019 relate to the settlement of a wage and hour class action lawsuit.

(3)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted net income (loss) from continuing operations attributable to the Company is determined based on a tax provision calculated with and without the adjustments.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	A-2

MIX
Paper from responsible sources
FSC® C132107
www.fsc.org

Schnitzer

299 SW Clay Street, Suite 350
Portland, OR 97201

www.schnitzersteel.com

SCHNITZER STEEL INDUSTRIES, INC. 299 SW CLAY ST.
PORTLAND, OREGON 97201
SCAN TO
VIEW MATERIALS & VOTE
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 24, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting—Go to www.virtualshareholdermeeting.com/SCHN2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 24, 2022. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D63128-P62376 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
SCHNITZER STEEL INDUSTRIES, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the
The Board of Directors Recommends a Vote FOR all number(s) of the nominee(s) on the line below. nominees in Proposal 1 and FOR Proposals 2 and 3.
1. Election of directors
Nominees:
01) Rhonda D. Hunter 02) David L. Jahnke
For Against Abstain
2. To vote on an advisory resolution on executive compensation.
3. To ratify the selection of independent registered public accounting firm.
The proxies may vote in their discretion as to other matters which may come before the meeting.
Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

SCHNITZER STEEL INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, January 25, 2022 8:00 a.m. Pacific Time
www.virtualshareholdermeeting.com/SCHN2022
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on January 25, 2022: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
Schnitzer Steel Industries, Inc. 299 SW Clay Street
Portland,                 Oregon 97201 proxy
This proxy is solicited by the Board of Directors for use at the Company’s Annual Meeting of Shareholders on January 25, 2022.
The shares of common stock of Schnitzer Steel Industries, Inc. (the “Company”) that you hold will be voted as you specify on the reverse side of this proxy.
If no choice is specified, the proxy will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2 and Proposal 3.
By signing the proxy, you revoke all prior proxies and appoint Tamara L. Lundgren and Richard D. Peach, and each of them with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before, the Annual Meeting and all adjournments or postponements thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 AND PROPOSAL 3.
See reverse for voting instructions.